JOINT VENTURE GOVERNANCE AND SHAREHOLDERS AGREEMENT

by and between

CHINDEX MEDICAL HOLDINGS (BVI) LIMITED,

AMPLE UP LIMITED
(能悦有限公司),

CHINDEX MEDICAL LIMITED,

and

CERTAIN SUBSIDIARIES OF CHINDEX MEDICAL LIMITED

Dated December 31, 2010

TABLE OF CONTENTS

Index of Defined Terms

Term	Section
.pdf	11.09
Acquiror	8.02
Affected Shareholder	7.01(b)
Agreement	Preamble
Applicable Upper Tier Parent	3.16(b)(ii)
Breaching Shareholder	8.04
Business Combination Transaction	7.01(b)
CEMP	Preamble
Chindex Beijing	Preamble
Chindex Germany	Preamble
Chindex Hong Kong	Preamble
Chindex Mauritius	Preamble
Chindex Medical Limited	2.01
Chindex Shanghai	Preamble
Chindex Tianjin	Preamble
Class	3.02(a)
CMH	Preamble
CMH Directors	3.02(a)
Code	4.05(a)
Company	Preamble
Competitive Activities	7.01(a)
Deadlock Meeting Request	3.09
Deadlock Notice	3.09
Directors	3.02(a)
disregarded entity	4.05(a)
Divestiture	7.01(b)
Divestiture Assets	7.01(b)
Exclusive Negotiation Period	7.01(b)
Fosun Excluded Business	7.01(c)
FSPV	Preamble
FSPV Directors	3.02(a)
HKIAC	10.03(a)
Huaiyin Medical	Preamble
Indemnified Party	10.01(d)
Indemnifying Party	10.01(d)
Initial Budget	3.10(a)
In-Person Meeting	3.04(d)
JV Information	7.02(a)
JVCO	Preamble
Loss	10.01(a)
Managing Director	3.16(b)(ii)
Non-Breaching Shareholder	8.04

Non-Proposing Shareholder	6.01(b)
Non-Transferring Shareholder	8.02
Non-Wholly-Owned Company	3.16(b)(iii)
Old BVI	Preamble
Parties	Preamble
Party	Preamble
Proposed Annual Budget	3.10(a)
Proposing Shareholder	6.01(b)
Reporting Company	3.12(f)
Shanghai Chuangxin	Preamble
Shanghai Foshion Dental	Preamble
Shanghai Fosun Medical	Preamble
Shanghai TTC	Preamble
Shareholder	Preamble
Shareholders	Preamble
Tax Matters Partner	4.05(c)
Transfer	8.01
Transferring Shareholder	8.02
UNCITRAL	10.03(a)
UNCITRAL Rules	10.03(a)
Upper Tier Subsidiary	3.16(b)(i)
Wholly-Owned Operational Subsidiary	3.16(b)(ii)
Working Capital Target	5.03

JOINT VENTURE GOVERNANCE AND SHAREHOLDERS AGREEMENT

This JOINT VENTURE GOVERNANCE AND SHAREHOLDERS AGREEMENT, dated as of December 31, 2010 (this “Agreement”), is entered into by and among the following companies:

1.	Ample Up Limited (能悦有限公司 in Chinese), a Hong Kong company limited by shares with company number 1439452 (“FSPV”),

2.	Chindex Medical Holdings (BVI) Limited, a company limited by shares incorporated and existing under the laws of the British Virgin Islands (“CMH”),

3.	Chindex Medical Limited, a Hong Kong company limited by shares with company number 1528489 (“JVCO” or the “Company”),

4.	Chindex Export Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Old BVI”),

5.
Shanghai Technology Innovation Co., Ltd. (上海创新科技有限公司) in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 901, No. 510, Cao Yang Road, Shanghai, PRC (“Shanghai Chuangxin”),

6.	Chindex Asia Holdings, a company incorporated under the laws of Mauritius and having its registered office as Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius (“Chindex Mauritius”),

7.	Chindex Export Medical Products, LLC, a Delaware limited liability company (“CEMP”),

8.	Chindex China-Export GmbH, a private limited liability company under German law (“Chindex Germany”),

9.	Chindex Hong Kong Limited, a Hong Kong company limited by shares with company number 539377 (“Chindex Hong Kong”),

10.
Huaiyin Medical Devices Co., Ltd. (淮阴医疗器械有限公司 in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at No. 8, West Ming Yuan Road, Huai’an, Jiangsu, PRC (“Huaiyin Medical”),

11.
Shanghai Transfusion Technology Co., Ltd. (上海输血技术有限公司 in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at No. 500, You Dong Road, Minhang District, Shanghai, PRC (“Shanghai TTC”),

12.
Shanghai Foshion Dental Technology Co., Ltd. (上海复技医疗器械有限公司 in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 2301, No. 966 Gong He Xin Road, Shanghai, PRC (“Shanghai Foshion Dental”),

13.
Shanghai Fosun Medical System Co., Ltd. (上海复星医疗系统有限公司in Chinese), a limited liability company incorporated and existing under the laws of the PRC with its registered address at Room 302, 3/F, 2nd Building, No. 9, Lane 449, North Nu Jiang Road, Putuo District, Shanghai, PRC (“Shanghai Fosun Medical”),

14.	Chindex (Beijing) International Trade Co., Ltd (美中互利（北京）国际贸易有限公司 in Chinese), including its registered Guangzhou Branch (美中互利（北京）国际贸易有限公司广州分公司) (“Chindex Beijing”),

15.
Chindex Shanghai Int’l Trading Co., Ltd (China) 谦达国际贸易（上海）有限公司 in Chinese), a wholly foreign-owned limited liability company incorporated and existing under the laws of China with its registered address at No. 317 North Mei Gui Road, Waigaoqiao Free Trade Zone, Shanghai, China (“Chindex Shanghai”), and

16.
Chindex Tianjin Int’l Trading Co., Ltd (China) （清达互利国际贸易（天津）有限公司 in Chinese), a wholly foreign-owned limited liability company incorporated and existing under the laws of China with its registered address at No.31 Hai Bin Five Road, Tianjin Port Free Trade Zone, Tianjin, China (“Chindex Tianjin”),

the foregoing companies being referred to herein individually as a “Party” and collectively as the “Parties”.  FSPV and CMH (together with their successors in interest in such capacity) also are referred to herein individually as a “Shareholder” and collectively as the “Shareholders”.

RECITALS

WHEREAS, JVCO has been formed as a private company limited by shares under the Law of Hong Kong to function as a joint venture between FSPV and CMH to own and operate the medical products businesses of their affiliated companies;

WHEREAS, FSPV owns 51% of the outstanding shares of JVCO and CMH owns 49% of the outstanding shares of JVCO;

WHEREAS, FSPV and CMH desire to set forth certain understandings relating to the ownership, management and operations of JVCO;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

“Accountants” shall mean the independent accountants of any JV Company.

“Acquiror” shall have the meaning set forth in Section 8.02.

“Action” means any claim, litigation, action, suit (whether civil, criminal or administrative), charge, arbitration, inquiry, grievance, proceeding, hearing, investigation, or other administrative decision-making or rulemaking process by or before any Governmental Authority or arbitrator or arbitration panel.

“Affected Shareholder” shall have the meaning set forth in Section 7.01(b).

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons; provided, however, that for purposes of this Agreement, JVCO and its subsidiaries shall not be considered an Affiliate of Chindex or of Fosun Pharma with respect to the period following the JV Closing.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto, the Schedules and all amendments hereto made in accordance with the provisions hereof.

“Annual Budget” shall mean, for any Financial Year of JVCO, either (i) the budget and projected balance sheet, income statement and sources and uses of funds statement for JVCO and its Subsidiaries, on a consolidated and consolidating basis, for such Financial Year, as approved by the Board of Directors in accordance with this Agreement, or (ii) the budget deemed to be the Annual Budget pursuant to Section 3.10(b) for such Financial Year, in either case, conforming in form to the Initial Budget and containing information in all categories included in the Initial Budget, as amended or modified from time to time pursuant to Section 3.10.  Unless the context otherwise requires, references to the Annual Budget shall be deemed to be references to the Annual Budget then in effect.

“Applicable Upper Tier Parent” shall have the meaning set forth in Section 3.16(b)(ii)).

“Articles of Association” means the Articles of Association of JVCO as amended from time to time.

“Associate” means, with respect to any Person or group of Persons: (a) a corporation, partnership, joint venture or other entity of which such Person or group of Persons is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of ten percent (10%) or more of (i) any class or type of equity securities or other profits interest or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Bankruptcy Proceeding” shall mean, with respect to any Person, any case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such Person, or seeking to adjudicate such Person a bankrupt or insolvent or seeking appointment of a receiver, trustee, custodian or similar official for such Person or for all or any substantial part of such Person’s assets.

“Board of Directors” shall mean the board of directors of JVCO.

“Breaching Shareholder” shall have the meaning set forth in Section 8.04.

“Business” shall mean (i) the marketing, distribution and servicing of medical equipment in the PRC and Hong Kong (except that sales and distribution related activities in relation to sales and servicing in the PRC and Hong Kong may take place in other jurisdictions) and (ii) the manufacturing, marketing, sales and distribution of medical devices and medical equipment and consumables.

“Business Combination Transaction” shall have the meaning set forth in Section 7.01(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Shanghai, China or Hong Kong.  In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Business Plan” shall mean a written plan setting forth the strategic, business and operational plan of the JV for the applicable Financial Year (updated annually in accordance with Section 3.11), including without limitation a plan for the strategic direction of the JV’s business, a detailed plan for the operations of the JV, a manpower plan, a detailed capital expenditure plan, detailed projected statements of income and cash flows (on a quarter-by-quarter basis), detailed projected balance sheets, a statement and plan for external funding, if needed.

“CEMP” shall have the meaning set forth in the Preamble.

“Charter Documents” mean, with respect to a Person, its articles of incorporation, certificate of incorporation, memorandum of association, articles of association, by-laws, limited liability company operating agreement, joint venture agreement or shareholder or similar agreement (if applicable), or other comparable organizational documents of such Person.

“China” (sometimes also herein referred to as the “PRC”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.  The term “Chinese” shall have the correlative meaning.

“Chindex” means Chindex International, Inc., a Delaware company.

“Chindex Beijing” shall have the meaning set forth in the Preamble.

“Chindex Germany” shall have the meaning set forth in the Preamble.

“Chindex Hong Kong” shall have the meaning set forth in the Preamble.

“Chindex Mauritius” shall have the meaning set forth in the Preamble.

“Chindex Shanghai” shall have the meaning set forth in the Preamble.

“Chindex Tianjin” shall have the meaning set forth in the Preamble.

“Chinese GAAP” means Chinese generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Chuangxin Share Transfer Agreement” means the Share Transfer Agreement dated December 27, 2010, relating to the purchase by Old BVI of 100% of the equity interest in Shanghai Chuangxin and the acquisition by Old BVI thereby of the Fosun Contributed Companies (as defined therein).

“Class” shall have the meaning set forth in Section 3.02(a).

“CMH” shall have the meaning set forth in the Preamble.

“CMH Directors” shall have the meaning set forth in Section 3.02(a).

“Code” shall have the meaning set forth in Section 4.05(a).

“Company” shall have the meaning set forth in the Preamble.

“Companies Ordinance” means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

“Competitive Activities” shall have the meaning set forth in Section 7.01(a).

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities, or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deadlock” means the failure of the Board of Directors of JVCO to approve, in the manner specified in Section 3.05, (or the Governing Board of any Upper Tier Subsidiary to

approve in the manner specified in Section 3.16), any proposal offered at two consecutive regular meetings of the Board of Directors or such Governing Board at which a quorum is present with respect to, or the failure of the Shareholders to approve in the manner specified in Section 3.07 or Section 3.16, on at least two separate occasions that are at least three (3) months apart, any matter (i) specified in Section 3.05, Section 3.16 or Section 3.07, as applicable, (ii) which either Shareholder (or its representatives on the Board of Directors or the applicable Governing Board) has designated in writing prior to such Board meetings or prior to such three (3) month period as a “Deadlock Issue,” (iii) that is material to the operation of the JV’s business as a whole and the failure to reach agreement, in the manner specified in Section 3.05, Section 3.07 or Section 3.16, as applicable, would materially and adversely affect the business of the JV (taken as a whole) or its prospects or is a Special Deadlock Matter and (iv) is not resolved pursuant to Article X.

“Deadlock Meeting Request” shall have the meaning set forth in Section 3.09.

“Deadlock Notice” shall have the meaning set forth in Section 3.09.

“Directors” shall have the meaning set forth in Section 3.02(a).

“Divestiture” shall have the meaning set forth in Section 7.01(b).

“Divestiture Assets” shall have the meaning set forth in Section 7.01(b).

“Entrusted Companies” shall mean Shanghai Chuangxin and its Subsidiaries, together with Suzhou Qitian and Suzhou Laishi.

“Entrusted Period” has the meaning set forth in the Entrustment Agreement.

“Entrustment Agreement” means the Entrusted Management Agreement dated the date hereof between Old BVI, Fosun Pharma and Shanghai Chuangxin.

“Entrustment Arrangement” means the entrustment arrangement established by the Entrustment Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusive Negotiation Period” shall have the meaning set forth in Section 7.01(b).

“Financial Year” shall mean a calendar year ending December 31.

“Formation Agreement” means the Formation Agreement dated December 28, 2010 between Fosun Industrial Co., Limited, a Hong Kong company limited by shares with company number 0923961, FSPV, Fosun Pharma, Chindex, Old BVI and JVCO, as amended from time to time.

“Fosun Excluded Business” shall have the meaning set forth in Section 7.01(c).

“Fosun Pharma” means Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (上海复星医药（集团）股份有限公司 in Chinese), a stock company limited by shares incorporated and existing under the laws of China with its registered address at Floor 9, No. 510, Cao Yang Road, Shanghai, PRC.

“FSPV” shall have the meaning set forth in the Preamble.

“FSPV Directors” shall have the meaning set forth in Section 3.02(a).

“GAAP” means United States generally accepted accounting principles or Chinese generally accepted accounting principles, as applicable, in effect from time to time.

“Governmental Authority” means any supranational, national, federal, provincial, state, municipal, regional, county, local or foreign governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Governing Board” means, with respect to any direct or indirect Subsidiary or Associate of JVCO, the board of directors or similar governing board of such Subsidiary or Associate.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.

“HK$” means Hong Kong dollars.

“HKIAC” shall have the meaning set forth in Section 10.03(a).

“Huaiyin Medical” shall have the meaning set forth in the Preamble.

“Indebtedness for Borrowed Money” shall mean (i) obligations for borrowed money (whether secured or unsecured), (ii) obligations representing the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business), (iii) obligations in respect of capital leases, whether or not such obligations would be required to be shown as a liability on a balance sheet under GAAP or Chinese GAAP, and (iv) any guarantee or other obligations having the economic effect of a guarantee in respect of any obligations referred to in clauses (i), (ii) or (iii) above.

“Indemnified Party” shall have the meaning set forth in Section 10.01(d).

“Indemnifying Party” shall have the meaning set forth in Section 10.01(d).

“Initial Budget” shall have the meaning set forth in Section 3.10(a).

“In-Person Meeting” shall have the meaning set forth in Section 3.04(d).

“JV” means the JV Companies and the joint venture conducted by the Shareholders through the JV Companies.

“JV Companies” means JVCO and its Subsidiaries and during the Entrusted Period shall include the Entrusted Companies.

“JV Information” shall have the meaning set forth in Section 7.02(a).

“JVCO” shall have the meaning set forth in the Preamble.

“Law” means any federal, national, supranational, state, provincial, municipal, regional, county, local, foreign or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.

“License Agreement” means the License Agreement between Chindex and JVCO dated the date hereof.

“Loss” shall have the meaning set forth in Section 10.01(a).

“Managing Director” shall have the meaning set forth in Section 3.16(b)(ii).

“Minority Rights Provisions” means (i) the Supermajority Vote approval requirements set forth in Section 3.05 and elsewhere in this Agreement, (ii) the rights of approval by the CMH Directors set forth in Section 3.06, 3.12(d) and 3.12(f), (iii) the Shareholder approval requirements set forth in Section 3.07, and (iv) the provisions of Section 3.15 and Section 3.16.

“NASDAQ” means the NASDAQ Global Market.

“Non-Breaching Shareholder” shall have the meaning set forth in Section 8.04.

“Non-PRC Subsidiaries” means each direct or indirect Subsidiary of JVCO that is incorporated or organized under the law of a jurisdiction outside China.

“Non-Proposing Shareholder” shall have the meaning set forth in Section 6.01(b).

“Non-Transferring Shareholder” shall have the meaning set forth in Section 8.02.

“Non-Wholly-Owned Company” shall have the meaning set forth in Section 3.16(b)(iii).

“Old BVI” shall have the meaning set forth in the Preamble.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Person” means any individual, partnership, joint venture, firm, corporation, company, limited liability company, association, trust, estate, joint stock company, unincorporated organization or other form of business or legal entity or Governmental Authority.

“PRC” (sometimes also herein referred to as “China”) means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiaries” means any direct or indirect Subsidiary of JVCO organized under the laws of China.

“Proposed Annual Budget” shall have the meaning set forth in Section 3.10(a).

“Proposing Shareholder” shall have the meaning set forth in Section 6.01(b).

“Related Person” means with respect to a Shareholder, any Affiliate of such Shareholder, any director, officer, manager, agent, employee or representative of such Shareholder or Affiliate, and any Associate or Relative of any of the foregoing Persons; provided, however, that no JV Company shall be considered to be a Related Person of any Shareholder by virtue of its shareholder interest in JVCO.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Reporting Company” shall have the meaning set forth in Section 3.12(f).

“Restricted Persons” of a Shareholder means (i) with respect to CMH:  Chindex and any of its Subsidiaries and any current or former director, officer, general manager, or employee of Chindex or any such Subsidiary or any person known to be a Relative of any of the foregoing Persons and (ii) Shanghai Fosun High Technology (Group) Co., Ltd. (上海复星高科技(集团)有限公司 in Chinese), Fosun Pharma, and any Subsidiary of Fosun Pharma, and any director, officer, general manager or employee of Shanghai Fosun High Technology (Group) Co., Ltd., Fosun Pharma or any such Subsidiary of Fosun Pharma; provided, however, that no JV Company shall be considered to be a Restricted Person of any Shareholder.

“RMB” or “Renminbi” means the legal currency of the People’s Republic of China.

“Services Agreement” means the Services Agreement, dated the date hereof, between JVCO and Chindex.

“Shanghai Chuangxin” shall have the meaning set forth in the Preamble.

“Shanghai Foshion Dental” shall have the meaning set forth in the Preamble.

“Shanghai Fosun Medical” shall have the meaning set forth in the Preamble.

“Shanghai TTC” shall have the meaning set forth in the Preamble.

“Shareholder” and “Shareholders” shall have the meaning set forth in the Preamble.

“Special Approval Matter” means the matters described in Section 3.05 and Section 3.07.

“Special Deadlock Matter” means the following matters:  the matters described in Section 3.05(a)(i) (the approval of the Annual Budget and the Business Plan and any amendment thereof or any material deviation from the Annual Budget or Business Plan).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any Affiliate of such Person that is controlled by such Person, and, for so long as the Entrustment Arrangements are in effect, the Subsidiaries of JVCO also shall include the Entrusted Companies.

“Supermajority Vote” means with respect to any JV Company the affirmative vote such number of directors of such JV Company as is equal to or greater than one (1) plus the number of FSPV Directors.

“Suzhou Qitian” means the limited liability company incorporated and existing under the laws of the PRC with its registered address at Chang Sheng Road, Ying Yan Qiao Tu, Tong Li Town, Suzhou, Jiangsu, PRC, the registration number of which is 320584000000288.

“Tax Matters Partner” shall have the meaning set forth in Section 4.05(c).

“Third Party” means a Person that is not a Related Person of any Shareholder.

“Transaction Agreements” shall have the meaning set forth in the Formation Agreement.

“Transfer” shall have the meaning set forth in Section 8.01.

“Transferring Shareholder” shall have the meaning set forth in Section 8.02.

“UNCITRAL” shall have the meaning set forth in Section 10.03(a).

“UNCITRAL Rules” shall have the meaning set forth in Section 10.03(a).

“Upper Tier Subsidiary” shall have the meaning set forth in Section 3.16(b)(i).

“US$” or “USD” means United States dollars.

“Unapplied Share Purchase Proceeds” means (i) the Share Subscription Note (as defined in the Formation Agreement) and any other amount payable with respect to the Share Purchase Price (as defined in the Formation Agreement), (ii) any proceeds of the Share Subscription Note, (iii) any current assets consisting of or derived from any portion of the Share Purchase Price or the Share Subscription Note that has not been applied to the purchase of Shanghai Chuangxin and/or its Subsidiaries pursuant to the Chuangxin Share Transfer Agreement (including as such transaction may have been restructured pursuant to Section 2.06(b) of the Formation Agreement) or otherwise applied to the purchase of other businesses pursuant to Section 2.06(b) of the Formation Agreement.

“Wholly-Owned Operational Subsidiary” shall have the meaning set forth in Section 3.16(b)(ii).

“Working Capital” means the amount of current assets less current liabilities determined in accordance with Chinese GAAP; provided that “Working Capital” shall not include any portion of the Unapplied Share Purchase Proceeds.

“Working Capital Target” shall have the meaning set forth in Section 5.03.

Section 1.02 Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Preamble, Recital, Section, Exhibit or Schedule, such reference is to an Article, Preamble, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g) any contract or agreement defined or referred to herein or in any agreement or instrument that is referred to herein means such contract or agreement as from time to time amended, modified or supplemented, including any novation thereof;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE COMPANY

Section 2.01 Name.  The name of the Company shall be “Chindex Medical Limited”; provided, however, that in the event of the termination of the License Agreement, (i) the Company shall promptly cease using the name “Chindex Medical Limited” or any other name that includes the word “Chindex” or any word confusingly similar thereto and shall promptly amend its Articles of Association to effect such change and shall promptly cease using any trademark or logo that had been licensed to the Company pursuant to the License Agreement and (ii) the Shareholders shall promptly pass a special resolution of the Company to effect such change of name of the Company.  The Company also shall terminate any sublicenses or other rights to use any such name or logo granted to any of its Subsidiaries or any other Person, and shall promptly cause each of its Subsidiaries to cease using any such name and logo and to amended its articles of association or other applicable constitutional documents to eliminate the word “Chindex” or any word confusingly similar thereto from the name of such Subsidiary.

Section 2.02 Purpose; Business.  The Company shall not conduct any business other than serving as a holding company for the Company’s Subsidiaries and activities associated therewith unless such other or additional business if approved by the Board of Directors by a Supermajority Vote.

Section 2.03 Term.  The term of the Company shall be perpetual, and the Company shall continue (subject to the terms of the Companies Ordinance) until dissolved in accordance with the terms of this Agreement.

Section 2.04 Amended Articles of Association.  The Memorandum and Articles of Association of JVCO shall reflect (to the extent reasonably practicable and to the extent permitted by applicable law and consistent with prevailing Hong Kong practice) the intentions, terms and conditions of this Agreement relating to JVCO (including the governance provisions of Article III as they relate to JVCO).  The Shareholders shall cause to be adopted as the Articles of Association of JVCO the new Articles of Association set forth in Exhibit G to the Formation Agreement.  To the extent there is any inconsistency between the terms and conditions of this Agreement as they relate to JVCO and the new Articles of Association, the Parties shall cause the new Articles of Association to be amended (to the extent reasonably practicable and to the extent permitted by applicable law and consistent with prevailing Hong Kong practice) to conform as closely as practicable to the terms and conditions of this Agreement.

ARTICLE III

MANAGEMENT

Section 3.01 Board of Directors.  Except as otherwise provided herein, (i) JVCO and the JV shall be managed by the Board of Directors of JVCO pursuant to the provisions of this Agreement and the Articles of Association, and (ii) except as otherwise provided in this Agreement, the Board of Directors shall have and exercise full power and discretion and exclusive and final authority with respect to the management of the affairs of JVCO and its Subsidiaries for the accomplishment of its purpose.  Except as provided in Section 3.16, the business and affairs of the Subsidiaries of JVCO shall be managed by their respective Governing Boards or, in the case of the PRC Subsidiaries other than Shanghai Chuangxin, by their Managing Directors, subject to this Agreement and such rules, regulations, restrictions, directions and business strategies consistent with this Agreement as may be adopted by the Board of Directors of JVCO or the Governing Board of the applicable Upper Tier Subsidiary.

Section 3.02 Designation; Appointment; Removal

(a) The Board of Directors of JVCO shall consist of seven (7) members (“Directors”) divided into two classes (each a “Class”) to be known as the CMH Directors and the FSPV Directors.  CMH shall have the right to designate three (3) individuals to serve as Directors (the “CMH Directors”), and FSPV shall have the right to designate four (4) individuals to serve as Directors (the “FSPV Directors”), in each case by written notice to that effect to the other

Shareholder, with a copy to JVCO at its registered office.  Except as otherwise agreed between the Shareholders (such agreement not to be unreasonably withheld), each Director designated by a Shareholder pursuant to this Section 3.02 shall be an employee or director of such Shareholder or one of its Affiliates or an officer or employee of a JV Company.  Directors shall serve for terms of three (3) years each, subject to the right of the Shareholder that appointed a Direct to remove and replace such Director with or without cause at any time.

As soon as practicable following the execution and delivery of this Agreement the Parties shall cause the Board of Directors of JVCO to consist of the following individuals who are hereby designated, and shall serve, as the initial designees of CMH or FSPV, respectively, as indicated below:

CMH Initial Designees for the Board of Directors of JVCO:	FSPV Initial Designees for the Board of Directors of JVCO:
Roberta Lipson	Chen Qiyu
Elyse Beth Silverberg	Yao Fang
Lawrence Pemble	Ding Xiaojun
Guan Xiaohui

(b) Each Shareholder shall have the right to terminate (with or without cause) its designation of any person to serve as a Director who was previously designated by such Shareholder pursuant to Section 3.02(a) or Section 3.02(e).

(c) Each Shareholder and JVCO hereby agree to take, and the Shareholders agree to cause JVCO to take, as soon as practicable all actions necessary to cause any Person designated to be a Director by a Shareholder in accordance with this Agreement and, upon the request of the Shareholder that appointed a Director, the removal of such Director.

(d) Any Shareholder that causes the removal of a Director (or member of any other Governing Board of any JV Company) shall indemnify the JV Companies and the other Shareholder against any claim that may be brought by such Director or Governing Board member against any JV Company or the other Shareholder in connection with such removal.

(e) If as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board of Directors, the Shareholder entitled to designate (pursuant to Section 3.02(a)) the Director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual to fill such vacancy, and the Shareholders and JVCO shall cause such person to be appointed to fill such vacancy.

Section 3.03 Decision-Making; Quorum.  Each Shareholder shall use all reasonable efforts to ensure that at least a majority of the Directors of JVCO designated by it, and at least a majority of the Governing Board members designated by it on the Governing Board of each other JV Company attends each duly called meeting of such Board of Directors or Governing

Board.  The presence at any meeting of the Board of Directors or of the Governing Board of any JV Company of a majority of members of such Board of Directors or Governing Board, including at least one member designated by each Shareholder, shall constitute a quorum for the transaction of business of such Board of Directors or Governing Board; provided, however that if (i) none of the directors designated by a particular Shareholder attend a duly called meeting of the Board of Directors of JVCO or of the Governing Board of any other JV Company, (ii) none of the directors designated by such Shareholder attend the next duly called meeting of the Board of Directors or of the Governing Board of such JV Company and (iii) JVCO or such JV Company has made available conference telephone facilities to enable each director to participate in each such meeting of the Board of Directors or the Governing Board of such JV Company by telephone, then at the next such meeting the total number of Directors of JVCO or the total number of Governing Board members of such JV Company designated by the other Shareholder shall constitute a quorum for the conduct of business at such meeting of the Board of Directors or such Governing Board.  The transaction of business at a meeting of the Board of Directors of JVCO or the Governing Board of any other JV Company, except with respect to the matters listed in Section 3.05 and Section 3.06, shall require the affirmative vote of a majority of the Directors or Governing Board members present at the meeting at which a quorum is present or the unanimous written consent of the Directors or Governing Board members provided for in Section 3.04(e), which consents may be given by e-mail.

Section 3.04 Meetings of the Board of Directors.

(a) The Board of Directors of JVCO shall hold regular quarterly meetings to review (i) the Annual Budget of JVCO and its Subsidiaries, (ii) the actual expenses and revenues of JVCO and its Subsidiaries relative to the Annual Budget, and (iii) such other matters as the Board of Directors may deem appropriate, at such reasonable times and places as shall be designated by the Board of Directors.  Nothing in this Agreement shall limit the Board of Directors in establishing more frequent regular meetings.  Unless otherwise approved by the Board of Directors by a Supermajority Vote, all meetings of the Board of Directors shall be held at the offices of JVCO (or any of its Subsidiaries) in China.  The Board of Directors shall establish an annual schedule (time and place) of the regular meetings of the Board of Directors, giving due regard for the availability of each Director.

(b) Any member of the Board of Directors may call a special meeting of the Board of Directors on at least five Business Days’ prior written notice to all other members of the Board of Directors stating the agenda thereof.

(c) Any member of the Board of Directors may waive, on behalf of himself or any other Directors of the same Class, notice of a meeting, in writing, before, at or after the meeting.  The attendance of any Director at any meeting of the Board of Directors shall constitute a waiver of notice of such meeting by such Director and any other Directors of the same Class, except where such member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened.

(d) Any member of the Board of Directors (or any committee thereof) may, and shall be entitled to, participate in a meeting of the Board of Directors (or such committee), by means of conference telephone or similar communications equipment, through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at such meeting; provided, however, that (i) prior to January 1, 2013, all regular meetings of the Board of Directors shall be In-Person Meetings and (ii) from and after January 1, 2013 at least two (2) regular meetings in each Financial Year shall be In-Person Meetings.  As used herein, an “In-Person Meeting” is a meeting of the Board of Directors at which a majority of the Directors of each Class is present in person rather than by telephone or other electronics communication equipment.  JVCO shall make available appropriate conference telephone and/or video conference capabilities and provide to each Director for this purpose appropriate call-in information (or other appropriate information to permit any such Director to participate by such means in a reasonably convenient manner).

(e) A resolution in writing, signed or consented to in writing by all of the members of the Board of Directors (or of any committee) then in office, provided that there shall be at least one (1) Director of each Class then in office, shall be as valid and effectual as if it has been passed at a meeting of the Board of Directors (or committee) duly convened and held.  Any such resolution may consist of several documents in like form, each signed by one or more Directors (or committee members) and such consent may be given by email.

(f) All actions by the Board of Directors shall be reflected in minutes of the meeting kept by the Recording Secretary (who need not be a member of the Board of Directors) designated by action of the Board of Directors, which minutes will be furnished to each Director within 30 days after the date of such meeting by such Recording Secretary.

(g) Each Director may communicate to the Shareholder that designated such Director any information acquired by such Director in relation to JVCO and its Subsidiaries, subject always to the Shareholders’ duty of confidentiality contained in Section 7.02, and no such communication of information shall be considered a breach of any fiduciary or other duty of such Director to JVCO, any Subsidiary or any Shareholder.

(h) The Board of Directors of JVCO shall appoint a Chairman of the Board of JVCO, who (unless otherwise approved by the Board of Directors) shall be an FSPV Director) and a Vice Chairman of the Board of JVCO who (unless otherwise approved by the CMH Directors) shall be a CMH Director.  The Chairman of the Board shall have the authority to call meetings of the Board of Directors of JVCO and shall preside at all meetings of the Board of Directors.  The Vice Chairman shall have the authority to call meetings of the Board of Directors and shall otherwise perform the duties of the Chairman of the Board in the absence of the Chairman of the Board.

(i) The legal representative, if applicable, of each JV Company shall:  (i) in the case of JVCO, be appointed by the Board of Directors of JVCO by majority vote, (ii) in the case of any Upper Tier Subsidiary or other JV Company having a Governing Board, be appointed by such Governing Board by majority vote and (iii) in the case of any JV Company not having a Board of Directors, be appointed by the Applicable Upper Tier Parent of such JV Company.

Section 3.05 Actions Requiring Approval of the Board of Directors by a Supermajority Vote.

(a) Without limiting the other Minority Rights Provisions, the following actions of JVCO and its Subsidiaries shall not be taken or authorized without the approval of the Board of Directors of JVCO by a Supermajority Vote or, in the case of any Upper Tier Subsidiary or any Wholly-Owned Operational Subsidiary or Non-Wholly-Owned Company (as such terms are defined in Section 3.16) in which such Upper Tier Subsidiary holds shares or an equity interest, without the approval of the Board of Directors of JVCO by a Supermajority Vote or the approval of the Governing Board of such Upper Tier Subsidiary or the Applicable Upper Tier Parent of such Wholly-Owned Operational Subsidiary or Non-Wholly-Owned Company, in each case by a Supermajority Vote:

(i) the approval of the Annual Budget and the Business Plan and any amendment thereof or any material deviation from the Annual Budget or Business Plan;

(ii) the making of any loans or advances or extensions of credit by JVCO or any other JV Company (including loans to directors, officers and employees of any JV Company) other than extensions of credit to Third Party customers in respect of the purchase of goods or services by such Third Party customer in the ordinary course of business;

(iii) the selection, appointment or removal of the outside legal counsel of any JV Company;

(iv) engaging in any business other than the Business or in any operational activities not set forth in or contemplated by the Business Plan;

(v) any material change in the nature of the business of the JV Companies, including any amendment of the business scope set forth in the business license of any PRC Subsidiary, and any decision to conduct any business other than the Business, and activities ancillary thereto;

(vi) the incurrence of any Indebtedness for Borrowed Money that exceeds the aggregate amount of Indebtedness for Borrowed Money contemplated by any Annual Budget or Business Plan;

(vii) the grant of any security or additional security for (A) any Indebtedness for Borrowed Money or (B) the performance of any other obligation;

(viii) the making of any guarantee of any obligation of another Person (other than another JV Company);

(ix) the making of any capital expenditures in any Financial Year in excess of the amounts provided for in the Annual Budget for such Financial Year where such unbudgeted capital expenditures in the aggregate exceed 10% of the aggregate amount of the capital expenditures provided for in such Annual Budget;

(x) entering into or making any contract, agreement, commitment or arrangement (including a collective bargaining agreement) involving aggregate expenditures by the JV Companies in any one year in excess of RMB10,000,000;

(xi) the acquisition, by purchase or otherwise, of any business or any interest therein (including the purchase of any share or other equity securities of or interest in any business or the purchase of the assets of any business as an entirety or substantially as an entirety);

(xii) the repurchase or redemption of any shares or other equity interest in any JV Company;

(xiii) any change in the name of any JV Company;

(xiv) any change in the location of the registered office of any JV Company;

(xv) except for the Transaction Agreements and the transactions contemplated thereby, entering into, or amending, any contract, agreement, arrangement or transaction with (A) any Shareholder or Affiliate (that is not a natural person) of a Shareholder or (B) any Restricted Person, other than routine employment and employee benefit arrangements in the ordinary course of business;

(xvi) any decision to appoint any Third Party to manage the operations of such JV Company or the establishment of any entrustment or similar arrangement with respect thereto (other than the Entrustment Agreements), it being understood that this clause shall not restrict the normal delegation of managerial authority to the Board of Directors of any JV Company, any committee of such Board of Directors, any officer, general manager or employee of any JV Company;

(xvii) the commencement, abandonment or the settlement of any litigation or arbitration that (A) involves a dispute in excess of 5% of the consolidated net worth of the JV Companies or (B) involves a matter other than a collection matter, a personal injury matter or an employment matter; provided, however, that the Chief Executive Officer and the Chief Financial Officer of JVCO (acting jointly) shall have the right to authorize the commencement of any such litigation or arbitration prior to the receipt of approval of the Board of Directors or the Governing Board of the applicable Upper Tier Subsidiary or Applicable Upper Tier Parent in the event that time is of the essence in such litigation or arbitration, subject, however, to the requirement that the commencement of such litigation or arbitration be submitted to the Board of Directors or the Governing Board of the applicable Upper Tier Subsidiary or Applicable Upper Tier Parent for ratification as promptly as possible thereafter;

(xviii) the selection or modification of any material tax practices or policies of any JV Company and the making of any material tax elections with respect to any JV Company; except that any tax elections for United States tax purposes to be made with respect to JVCO or any of the JV Companies (including the delegation of the authority to make such United States tax elections) shall be committed to the discretion of the CMH Directors as provided in Section 3.06;

(xix) The formation of any direct or indirect Subsidiary or (except as provided in Section 3.09) the dissolution, liquidation or winding up of any JV Company;

(xx) the formation of, or entering into, any joint venture, partnership or other similar enterprise;

(xxi) the commencement of any Bankruptcy Proceeding, or the entering into of any arrangement between any of the JV Companies and the creditors of such JV Company for the compromise of all debts, liabilities and claims;

(xxii) subject to Article V, the authorization, declaration or payment of any dividend or other distribution on any shares or other equity interest of JVCO or any JV Company that is not a direct or indirect wholly-owned Subsidiary of JVCO, other than a regular cash dividend paid out of current profits and funded out of Working Capital, it being agreed that no dividend or distribution by JVCO may be funded out of Unapplied Share Purchase Proceeds without a Supermajority Vote of the Board of Directors of JVCO; and

(xxiii) the entering into of any contract, agreement, commitment or arrangement to effect any of the foregoing.

(b) Effect of Approval of the Annual Budget or Business Plan.  In the event any item subject to the special approval requirements of Section 3.05(a) or Section 3.16 is included (and the specific terms thereof are described) in the currently effective Annual Budget or Business Plan approved by the Board of Directors of JVCO by a Supermajority Vote, such item shall be deemed to have been approved by the Board of Directors of JVCO by a Supermajority Vote.

Section 3.06 Actions Committed to the Discretion of the CMH Directors.  Without limiting the other Minority Rights Provisions, the CMH Directors shall have sole and exclusive authority, and may exercise all the powers of the Board of Directors of JVCO and the Governing Board of each other JV Company, as applicable, with respect to the following actions, and no such action shall be taken by JVCO or any of its Subsidiaries without the approval of a majority of the CMH Directors:

(i) the nomination of the Chief Operating Officer and the Chief Financial Officer of JVCO;

(ii) the selection, appointment or removal of the Accountants or statutory auditor of any JV Company;

(iii) any tax elections for United States tax purposes (including the authority to delegate the authority to make such United States tax elections) with respect to any JV Company;

(iv) matters committed to the discretion of the CMH Directors pursuant to Section 3.12 and Section 3.15.

Section 3.07 Actions Requiring the Consent of the Shareholders.  Notwithstanding any other provision of this Agreement and notwithstanding and without prejudice to any other resolution, consent, approval or other document required to give effect to any of the following actions, the JV Companies shall not take any of the following actions and no Shareholder shall co-operate in the execution of any ordinary or special resolution that may be required by the Articles of Association of JVCO or the Companies Ordinance to give effect to any of the following without written approval thereof by both Shareholders acting in their capacities as Shareholders (which approval may be given by e-mail):

(i) any amendment or modification of the Memorandum of Association or the Articles of Association or bylaws (or comparable instrument) of JVCO or any direct or indirect Subsidiary of JVCO);

(ii) any change in the capital structure of any JV Company, including:

(A) the issuance of any shares of or equity interest or securities in any JV Company or any obligation or instrument convertible into or exchangeable for any such shares or equity interest or the issuance or grant of any right or option to acquire any of the foregoing (including the price or consideration for which such shares, equity interest, securities, obligation or agreement is issued), other than any issuance of any shares, equity interest or securities of a JV Company to any other JV Company;

(B) the transfer of any shares of or equity interest or securities in any JV Company, other than a transfer to another JV Company;

(C) the repurchase or redemption of any share or other equity interest in any JV Company or any contract, option, right or agreement relating to the issuance or transfer by JV Company of any shares of or equity interest in any JV Company or the issuance or grant of any right or option to acquire any such shares or equity interest;

(D) any stock split (or reverse stock split), stock dividend, conversion or reclassification of any shares or equity interests in any JV Company; and

(E) any increase, reduction or other alteration of the share capital of JVCO;

(iii) any merger, consolidation, other business combination, corporate reorganization or restructuring of the JV or any JV Company;

(iv) any sale, transfer, mortgage, pledge or encumbrance of or with respect to any material portion of the assets of any JV Company or the acquisition of significant assets by any JV Company other than the sale of inventory in the ordinary course of business;

(v) the acquisition of any shares or other equity interest (or any right to acquire any shares or equity interest) in any other Person or entity, including the establishment or capitalization of any Subsidiary or branch;

(vi) any change in the corporate, legal or tax structure of the JV, subject to Section 3.06;

(vii) the liquidation or dissolution of any JV Company (except as provided in Section 3.09), the appointment of (or delegation of authority to appoint) a liquidator or liquidators in relation to any JV Company or over the whole or any part of the underlying assets, rights or revenues of any JV Company or the entry into any arrangement in respect of any liquidator’s powers;

(viii) the establishment of any branch of a JV Company outside the country where it is incorporated;

(ix) the entering into of any contract, agreement, commitment or arrangement to effect any of the foregoing.

Section 3.08 Committees

(a) JVCO shall have an Audit Committee, and the Board of Directors of JVCO may (by Supermajority Vote) establish such other committees of the Board of Directors as they may deem desirable, consistent with this Agreement.

(b) The Audit Committee consisting of three (3) Directors, two (2) of whom shall be appointed by the FSPV Directors and one (1) of whom shall be appointed by the CMH Directors.  Subject to the Minority Rights Provisions, the Audit Committee shall have the power and authority to exercise the power of the Board of Directors with respect to:  (1) establishment or change of significant accounting policies and practices, (2) establishment and oversight of internal controls, (3) financial reporting, and (4) policies and procedures with respect to corporate integrity.  The CMH representatives on the Audit Committee shall be responsible for and shall have full authority to exercise the powers of the Board of Directors with respect to the selection, appointment and dismissal of statutory auditors and independent financial auditors of the JV.  Action by the Audit Committee shall require the approval of a majority of the members of the Audit Committee.  For clarity, it is the understanding of the Parties that the matters delegated to the Audit Committee by this Agreement are not intended to include any Special Approval Matter.

(c) Each other committee of the Board of Directors shall include at least one FSPV Director and one CMH Director.

(d) Delegation of Authority.  The Board of Directors may, by Supermajority Vote and to the extent permitted by law, delegate any decision requiring a Supermajority Vote under Section 3.05(a) to any committee of the Board of Directors, and the approval of such committee of any such matter within the scope of such delegated authority shall satisfy the approval requirements of such section; provided, however, that (A) such committee includes at least one Director of each Class and (B) such matter is approved by a majority of the members each Class on such committee; and provided further that no such delegation of authority may have a duration of more than one year.  Any such delegation of authority that is not renewed at least annually by the Board of Directors by a Supermajority Vote shall lapse and be of no further effect.

Section 3.09 Deadlock.  In the event of a Deadlock, either Shareholder may notify the other in writing that a Deadlock exists (a “Deadlock Notice”).  Upon delivery of a Deadlock Notice, the Shareholders shall endeavor to resolve the Deadlock in good faith.  If such Deadlock has not been resolved within forty-five (45) days after the delivery of such Deadlock Notice, then either Shareholder may at any time thereafter deliver to the other a written request (the “Deadlock Meeting Request”) that the matter that is the subject of the Deadlock be considered by the respective chief executive officers of Fosun Pharma and Chindex who shall meet together in person within thirty (30) days after delivery of the Deadlock Meeting Request and use their reasonable efforts to resolve the Deadlock.  Such meeting shall be held (i) in Shanghai, China or (ii) at such other location as may be mutually acceptable to such chief executive officers.  The chief executive officers may agree to extend any of the time periods specified above with respect to any Deadlock.  If the chief executive officers resolve such Deadlock, they shall jointly issue a statement setting out the terms of such resolution, and JVCO and the Shareholders shall cause the terms of such resolution to be implemented.  If such Deadlock is not resolved by the two chief executive officers after at least three such meetings, then (A) if such Deadlock is a Special Deadlock Matter, the Special Deadlock Matter may be resolved by the chief executive officer of Fosun Pharma in a written document describing such resolution and delivered to the Board of Directors of JVCO (and, if applicabale, the Governing Board of any other JV Company where such Deadlock originated) or (B) if such Deadlock is not a Special Deadlock Matter, either Shareholder may, by written notice to the other Shareholder and to the Board of Directors of JVCO, cause the JV to be liquidated.

Section 3.10 Annual Budget Approval.

(a) An Annual Budget shall be prepared in respect of each year of operation of the JV.  The Shareholders shall use all reasonable efforts to agree to and adopt an initial Annual Budget in respect of the Financial Year of the JV ending December 31, 2011 (the “Initial Budget”) promptly following the date of this Agreement.  For each Financial Year of the JV subsequent to that ending December 31, 2011, the Chief Executive Officer and Chief Financial Officer of JVCO shall submit to the Board of Directors at least 60 days prior to the start of such Financial Year of the JV a proposed Annual Budget for such ensuing Financial Year (the “Proposed Annual Budget”), in substantially the same form and containing substantially all of the information contained in the Initial Budget.  After its submission to the Board of Directors, the Proposed Annual Budget shall be reviewed at the next scheduled meeting or meetings (as may be required) of the Board of Directors, and amended in whole or in part in any manner deemed appropriate by the Board of Directors.  The Proposed Annual Budget for any Financial Year of the JV (as it may be so amended) shall then be submitted to the vote of the Board of Directors as provided in Section 3.05, after which it shall become, if approved by a Supermajority Vote, the Annual Budget for such Financial Year.

(b) If by the first day of any Financial Year that commences after the Financial Year ended December 31, 2011, a Proposed Annual Budget for such Financial Year shall not have been approved by the Board of Directors, then the Annual Budget in effect for the preceding Financial Year, as reasonably adjusted by the Chief Executive Officer and Chief Financial Officer to reflect required increases of disbursement and expense items by not more than 10% in the aggregate, shall become the Annual Budget (and shall be deemed to be the approved Annual Budget) until a Proposed Annual Budget for such Financial Year shall have been approved by the Board of Directors as provided herein; provided, however that such deemed adoption shall not preclude a dispute with respect to an Annual Budget from being a Special Deadlock Matter.

(c) The Board of Directors may ratify by a Supermajority Vote any Annual Budget deemed to be in effect pursuant to Section 3.10(b).

Section 3.11 Preparation of Business Plan.  The Shareholders shall use all reasonable efforts to agree to and adopt an initial Business Plan for the period from the date of this Agreement to December 31, 2011, promptly following the date of this Agreement.  The Business Plan shall be reviewed, revised and updated annually at least sixty (60) days prior to the commencement of each Financial Year.  Each such revised and updated Business Plan shall be subject to the approval of the Board of Directors by a Supermajority Vote pursuant to Section 3.05(a).  JVCO shall use reasonable efforts to present such annual update to the Board of Directors not less than sixty (60) days prior to the beginning of the applicable Financial Year.  The Chief Executive Officer, Chief Operating Officer and Chief Financial Officer also shall prepare and submit to the Board of Directors annually for approval contemporaneously with the updated Business Plan a long range plan covering such additional period (not less than one Financial Year) following the Financial Year covered by such updated Business Plan and containing information comparable to the information contained in such updated Business Plan and such other information as the Board of Directors may request from time to time.

Section 3.12 Officers.

(a) JVCO and each Upper Tier Subsidiary shall have a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, and, if required by applicable Law, a Secretary (which if permitted by applicable Law may be a corporate or other entity) and such other officers and executives as the Board of Directors of JVCO or such Upper Tier Subsidiary shall deem appropriate.  Each Wholly-Owned Operational Subsidiary shall be managed by a Managing Director and need not have other officers unless required by applicable Law or unless determined to be advisable by the Managing Director.

(b) The Chief Executive Officer shall be appointed by the Board of Directors and shall hold office for a renewable term of three (3) years, with such term expiring on the last day of the applicable Financial Year of the JV.  In the event the Chief Executive Officer is not reappointed at the expiration of the applicable term of office, he shall continue in office until a replacement is appointed.  The Chief Executive Officer shall report to the Board of Directors.  The Chief Executive Officer may attend meetings of the Board of Directors at the invitation of the Board of Directors but shall have no right to attend or vote at any meetings of the Board of Directors unless also elected as a Director.  Notwithstanding anything else herein to the contrary, the Chief Executive Officer may be removed from such office at any time, with or without cause, by the Board of Directors.

(c) Subject to the supervision of the Board of Directors, the Chief Executive Officer shall be responsible for executing the resolutions and directives of the Board of Directors consistent with this Agreement, including resolutions and directives in relation to the manpower plan, strategic plan, business development plan and mergers and acquisitions plan.

(d) The Chief Operating Officer of JVCO shall be nominated and appointed as provided below in this Section 3.12(d) and shall hold office for a renewable term of three (3) years, with such term expiring on the last day of the applicable Financial Year of the JV.  The Chief Operating Officer shall report to the Board of Directors, and may attend meetings of the Board of Directors at the invitation of the Board of Directors but shall have no right to attend or vote at any meetings of the Board of Directors unless also elected as a Director.  The Chief Operating Officer shall be nominated by the CMH Directors, which nominee shall be appointed by the Board of Directors as Chief Operating Officer unless the Chief Executive Officer shall have a reasonable objection to the qualifications of such nominee with the basis for reasonable objection being set forth in a letter delivered to the Board of Directors.  The Chief Operating Officer may not be removed from such office without cause unless such removal is approved by a Supermajority Vote of the Board of Directors.

(e) Subject to the supervision of the Board of Directors, the Chief Operating Officer shall be responsible for the day-to-day management of the business of the JV.

(f) The Chief Financial Officer of JVCO shall be nominated and appointed as provided in this Section 3.12(f) and shall hold office for a renewable term of three (3) years, with such term expiring on the last day of the applicable Financial Year of the JV.  The Chief Financial Officer shall report to the Board of Directors and the Audit Committee, and may attend meetings of the Board of Directors and/or Audit Committee at the invitation of the Board of Directors or the Audit Committee, as applicable, but shall have no right to attend or vote at any meetings of the Board of Directors or Audit Committee unless also elected as a Director or member of the Audit Committee.  Unless otherwise agreed by CMH or the CMH Directors, the Chief Financial Officer shall be a person with not less than five (5) years experience as the chief financial officer or a senior financial manager of a company that is a reporting company under the Exchange Act (a “Reporting Company”) or as an independent public accountant with responsibility for advising Reporting Companies with respect to financial reporting matters under the Exchange Act.  The Chief Financial Officer shall be nominated by the CMH Directors (unless applicable Law requires that the Chief Financial Officer of a JV Company be nominated by the general manager of such JV Company, in which case the general manager shall nominate the person nominated or designated by the CMH Directors), which nominee shall be appointed as Chief Financial Officer by the Board of Directors unless the Chief Executive Officer shall have a reasonable objection to the qualifications of such nominee, with the basis for such reasonable objection being set forth in a letter delivered to the Board of Directors.  The Chief Financial Officer may not be removed from such office without cause unless such removal is approved by a Supermajority Vote of the Board of Directors.

(g) Subject to the supervision of the Board of Directors and the Audit Committee, the Chief Financial Officer shall be responsible for the financial management of the JV, including establishing and overseeing internal controls and financial and tax reporting, and shall have supervisory authority over the other personnel of JVCO and the other JV Companies having responsibility for financial and tax matters.  The Chief Financial Officer shall have, in consultation with the Chief Executive Officer and the Chief Operating Officer, responsibility and authority to supervise and fire the other personnel of JVCO and the other JV Companies having responsibility for financial and tax matters, including the supervision and firing of the chief financial officer of each Subsidiary of JVCO; provided that any firing of any such person shall be effected (i) in consultation with the Chief Executive Officer and the Chief Operating Officer, (ii) in the case of the PRC Subsidiaries, in compliance with the Laws of China and (iii) in the case of other Subsidiaries, in compliance with the laws of the applicable jurisdiction.  The JV Company shall hire of any such personnel only in consultation with the Chief Financial Officer.

(h) As soon as practicable following the execution and delivery of this Agreement the Parties shall cause the Board of Directors of JVCO to appoint the following individuals to serve in the capacities set forth below:

Chief Executive Officer                       Ding Xiaojun
Chief Operating Officer                      Elyse Beth Silverberg
Chief Financial Officer                        Lawrence Pemble

(i) Unless otherwise approved by a Supermajority Vote, the responsibilities of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer shall extend across the entire JV, including all Subsidiaries of JVCO, regardless of which Shareholder any JV Company may have been affiliated prior to the formation of the JV; provided, however, that JVCO may appoint a manager of manufacturing operations to assist in the day-to-day management of manufacturing operations.

(j) Notwithstanding the foregoing, in the event any officer willfully fails to comply with applicable Law or lawful policy of the Board of Directors of JVCO established by a Supermajority Vote after receiving written notice of such Law or policy, the Board of Directors may, after consultation with the party that nominated such officer, remove such officer, subject to the requirements set forth above in this Section 3.12 relating to the nomination and appointment of the replacement of such officer.

Section 3.13 Reimbursement of Expenses.  JVCO shall reimburse the Directors for their reasonable travel and other out-of-pocket expenses incurred in connection with their participation in meetings of the Board of Directors (or committees), except that each Shareholder shall bear the expenses incurred by its representatives on the Board of Directors for travel to and from China in connection with such meetings.  JVCO shall reimburse the officers of JVCO for their reasonable travel and other out-of-pocket expenses incurred in connection with their responsibilities as such officers.

Section 3.14 Financial Statements, Reports and Information.  All financial statements, reports and other information provided to the Board of Directors of JVCO or to the Shareholders shall be in both English and Chinese.

Section 3.15 Negotiation of Related Person Contracts; Enforcement of the JV’s Rights.

(a) Administration of Related Person Contracts.  The FSPV Directors shall have the sole and exclusive right, power and authority to exercise on behalf of JVCO or any other JV

Company any and all rights of JVCO or such other JV Company under or pursuant to any contract or agreement between JVCO (or such other JV Company) and CMH (or any of its Related Persons) and to negotiate and approve on behalf of JVCO and any other JV Company any new contracts or agreements, or amendments to existing contracts, proposed to be entered into between JVCO (or any other JV Company) and CMH (or any of its Related Persons), including the right to enforce the provisions of such contract or agreement pursuant to Section 3.15(c) and to waive any rights or remedies of JVCO or any JV Company thereunder.  The CMH Directors shall have the sole and exclusive right, power and authority to exercise on behalf of JVCO or any other JV Company any and all rights of JVCO or such other JV Company under or pursuant to any contract or agreement between JVCO (or such other JV Company) and FSPV (or any of its Related Persons), including the Chuangxin Share Transfer Agreement, the Share Subscription Note (as defined in the Formation Agreement) and the Charge Over Deposits (as defined in the Formation Agreement), and to negotiate and approve on behalf of JVCO and any other JV Company any new contracts or agreements, or amendments to existing contracts, proposed to be entered into between JVCO (or any other JV Company) and FSPV (or any of its Related Persons), including the right to enforce the provisions of such contract or agreement pursuant to Section 3.15(b) and to waive any rights or remedies of JVCO or any JV Company thereunder.

(b) Claims against Fosun.  If the CMH Directors determine, in good faith, that JVCO or any other JV Company could reasonably be expected to have unasserted rights, claims or defenses under any instrument or agreement or under any applicable Law against FSPV or any of its Related Persons, then notwithstanding any other provision hereof, the CMH Directors shall have the right and authority to exercise all the powers of the Board of Directors of JVCO or on behalf of any other JV Company to assert such rights, claims or defenses and control any proceeding in which such claims or defenses are asserted, in each case on behalf of JVCO or such JV Company, including without limitation the right and authority to initiate an arbitration or other proceeding and to enforce any arbitration award or obtain interim relief, consistent with the terms of any applicable contract or agreement, and shall have sole and exclusive control over such arbitration or other proceeding on behalf of JVCO or such JV Company, as applicable.

(c) Claims against Chindex.  If the FSPV Directors determine, in good faith, that JVCO or any other JV Company could reasonably be expected to have unasserted rights, claims or defenses under any instrument or agreement or under any applicable Law against CMH or any of its Related Persons, then notwithstanding any other provision hereof, the FSPV Directors shall have the right and authority to exercise all the powers of the Board of Directors of JVCO or on behalf of any other JV Company to assert such rights, claims or defenses and control any proceeding in which such claims or defenses are asserted, in each case on behalf of JVCO or such JV Company, including without limitation the right and authority to initiate an arbitration or other proceeding and to enforce any arbitration award or obtain interim relief, consistent with the terms of any applicable contract or agreement, and shall have sole and exclusive control over such arbitration or other proceeding on behalf of JVCO or such JV Company, as applicable.

Section 3.16 Governance of, and Compliance by, JVCO Subsidiaries.

(a) General.  Each JVCO Subsidiary that is or becomes a Party to this Agreement shall conduct its businesses in accordance, and otherwise to comply, with the limitations set forth in this Section 3.16.

(b) Governing Bodies and Persons; Supervisors.

(i) Promptly following the date of this Agreement, JVCO shall cause the Governing Board of Old BVI, Shanghai Chuangxin and Chindex Mauritius, and each other JV Company that acts primarily as a holding company for operational companies (each an “Upper Tier Subsidiary”) to be composed of the same members as the Board of Directors of JVCO and to appoint as the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of such Upper Tier Subsidiary the same persons who occupy such offices of JVCO.  Such officers shall have the same roles, responsibility and authority with respect to such Upper Tier Subsidiary as they have with respect to JVCO.  To the extent that applicable Law provides for supervisors of the Governing Board of any such Upper Tier Subsidiary, the Parties shall cause two such supervisors to be appointed; and the CMH Directors shall be entitled to designate one of such supervisors and the FSPV Directors shall be entitled to designate the other supervisor.  Each such Upper Tier Subsidiary shall comply with Article III.

(ii) Each other JV Company that directly or indirectly is wholly owned by JVCO is referred to herein as a “Wholly-Owned Operational Subsidiary”.  The Upper Tier Subsidiary that owns such Wholly-Owned Operational Subsidiary is referred to herein as the “Applicable Upper Tier Parent”.  Each Wholly-Owned Operational Subsidiary shall to the extent permitted by applicable Law be managed, and the Applicable Upper Tier Parent shall cause such Wholly-Owned Operational Subsidiary to be managed, by a managing director, managing member or equivalent individual or individuals (each a “Managing Director”).  Such Wholly-Owned Operational Subsidiaries initially shall include CEMP, Chindex Germany, Chindex Hong Kong, Shanghai Fosun Medical, Huaiyin Medical and, following the repurchase of the minority interest in Shanghai TTC, Shanghai TTC.  In the event any other Wholly-Owned Operational Subsidiary are established, the Parties shall cause such new Wholly-Owned Operational Subsidiary to be owned directly by an Upper Tier Subsidiary.  In the event, it is not permitted by applicable Law for any Wholly-Owned Operational Subsidiary to be managed by a Managing Director, the governance arrangements for such Wholly-Owned Operational Subsidiary shall be established by the Applicable Upper Tier Parent by Supermajority Vote of the Governing Board of such Applicable Upper Tier Parent.

(iii) With respect to each company that is directly or indirectly owned in part by JVCO and that is not an Upper Tier Subsidiary or a Wholly-Owned Operational Subsidiary (each a “Non-Wholly-Owned Company”), the governance arrangements for such Non-Wholly-Owned Company shall be such governance arrangements as are in effect at the time such Non-Wholly-Owned Company becomes included in the JV or such other governance arrangements as may be approved by Supermajority Vote of JVCO or the Applicable Upper Tier Parent.  Each Applicable Upper Tier Parent that owns any such Non-Wholly-Owned Company shall direct its representatives on the Governing Board or otherwise cause such representatives to exercise their voting or other managerial powers to cause such Non-Wholly-Owned Company to comply with the provisions of Section 3.05, Section 3.06 and Section 3.07 with respect to the Special Approval Matters and this Section 3.16.

(c) Special Approval Matters.

(i) Upper Tier Subsidiaries.  Each Upper Tier Subsidiary agrees that it shall not engage in or undertake any Special Approval Matter unless such action by such Upper Tier Subsidiary has been approved by a Supermajority Vote of the Governing Board of such Upper Tier Subsidiary by Supermajority Vote of the Board of Directors of JVCO or by both Shareholders (in the manner specified in Section 3.07).  Each Upper Tier Subsidiary agrees that (i) it shall not authorize or approve any Special Approval Matter with respect to any of its direct or indirect Subsidiaries or Associates (whether as a shareholder or equity interest holder of such Associate or otherwise) unless such action by such Subsidiary or Associate has been approved by a Supermajority Vote of the Governing Board of such Upper Tier Subsidiary or by Supermajority Vote of the Board of Directors of JVCO or by both Shareholders (in the manner specified in Section 3.07) and (ii) it shall direct its representatives on the Governing Board of each such Associate not to authorize or approve any Special Approval Matter with respect to such Associate unless such action by such Associate has been approved by a Supermajority Vote of the Governing Board of such Upper Tier Subsidiary or by Supermajority Vote of the Board of Directors of JVCO or by both Shareholders (in the manner specified in Section 3.07).

(ii) Wholly-Owned Operational Subsidiaries.  Each Wholly-Owned Operational Subsidiary agrees that it shall not engage in or undertake any Special Approval Matter unless such action by such Wholly-Owned Operational Subsidiary has been approved by a Supermajority Vote of the Governing Board of the Applicable Upper Tier Parent, by Supermajority Vote of the Board of Directors of JVCO or by both Shareholders (in the manner specified in Section 3.07).  Each Upper Tier Subsidiary agrees that it shall cause its Subsidiaries that are Wholly-Owned Operational Subsidiaries not to authorize, approve, engage in or undertake any Special Approval Matter unless such action by such Wholly-Owned Operational Subsidiary has been approved by a Supermajority Vote of the Governing Board of such Upper Tier Subsidiary or by Supermajority Vote of the Board of Directors of JVCO or by both Shareholders (in the manner specified in Section 3.07).  Each Wholly-Owned Operational Subsidiary agrees that (i) it shall not authorize or approve any Special Approval Matter with respect to any of its direct or indirect Associates (whether as a shareholder or equity interest holder of such Associate or otherwise) unless such action by such Associate has been approved by the Governing Board of the Applicable Upper Tier Parent or by Supermajority Vote of the Board of Directors of JVCO or by both Shareholders (in the manner specified in Section 3.07) and (ii) it shall direct its representatives on the Governing Board of each such Associate not to authorize or approve any Special Approval Matter with respect to such Associate unless such action by such Associate has been approved by a Supermajority Vote of the Governing Board of the Applicable Upper Tier Parent or by

Supermajority Vote of the Board of Directors of JVCO or by both Shareholders (in the manner specified in Section 3.07).

(iii) Other Subsidiaries and Associates.  Each Upper Tier Subsidiary agrees that (i) it shall not authorize or approve any Special Approval Matter with respect to any of its other Subsidiaries or any of its direct or indirect Associates (whether as a shareholder or equity interest holder of such Associate or otherwise) unless such action by such Subsidiary or Associate has been approved by the Governing Board of such Upper Tier Subsidiary by Supermajority Vote or the Board of Directors of JVCO by Supermajority Vote or by both Shareholders (in the manner specified in Section 3.07) and (ii) it shall direct its representatives on the Governing Board of each such Subsidiary or Associate not to authorize or approve any Special Approval Matter with respect to such Subsidiary or Associate unless such action by such Subsidiary or Associate has been approved by the Governing Board of such Upper Tier Subsidiary by Supermajority Vote or the Board of Directors of JVCO by Supermajority Vote or by both Shareholders (in the manner specified in Section 3.07).

(iv) Foshion Dental and Suzhou Qitian.  Shanghai Chuangxin and Shanghai TTC agree that they shall cause the Governing Board of Foshion Dental to be reduced from five (5) directors to four (4) and shall cause the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of JVCO to be elected or appointed as its three (30 representatives on the Governing Board of Foshion Dental.  Shanghai Chuangxin and Shanghai TTC agree that they shall cause the Governing Board of Suzhou Qitian to be increased from three (3) directors to four (4) and shall cause the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of JVCO to be elected or appointed as its three (3) representatives on the Governing Board of Suzhou Qitian.

(d) Accountants, Statutory Auditors and Tax Elections.  Each JVCO Subsidiary that is or becomes a Party to this Agreement agrees that it shall appoint such Accountants and statutory auditors and shall make such tax elections for United States tax purposes as JVCO may specify or approve by vote of the CMH Directors or by action of the Chief Financial Officer.

(e) Charter Documents.  Each direct or indirect wholly-owned Subsidiary of JVCO that is or becomes a Party to this Agreement shall, as soon as reasonably possible following the date of this Agreement, amend or cause to be amended its articles of association and/or other Charter Documents to adopt the governance arrangements described in this Section 3.16 and to impose the on such Subsidiary the limitations and approval requirements set forth in this Section 3.16, and JVCO and each other direct or indirect wholly-owned Subsidiary of JVCO shall take such actions in its capacity as shareholder or equity interest holder of any other such wholly-owned Subsidiary to cause the articles of association or other Charter Documents of its wholly-owned Subsidiaries to be amended as provided above, including the execution of any and all resolutions that may be required for such purpose.

(f) Entrusted Companies.  The provisions of this Section 3.16 shall apply to each Entrusted Company during the Entrusted Period as if Shanghai Chuangxin were a wholly-owned Subsidiary of Old BVI.  Shanghai Chuangxin shall comply with this Section 3.16 and the other terms of this Agreement during the Entrusted Period as an Upper Tier Subsidiary, and each other Entrusted Company other than Shanghai Chuangxin hereby agrees to comply with this Section 3.16 and the other terms of this Agreement during the Entrusted Period as if it were a Wholly-Owned Operational Subsidiary or Associate, as applicable, of Shanghai Chuangxin.

Section 3.17 Other Actions to Give Effect to this Agreement.  In the event that applicable Law requires the approval of the full Board of Directors for the approval of any matter that is committed to the discretion of the CMH Directors, FSPV shall cause the FSPV Directors to vote with respect to such matter in the manner directed by the CMH Directors.  In the event that applicable Law requires the approval of the Shareholders for the approval of any matter that is committed to the discretion of the CMH Directors or to CMH, FSPV shall vote its shares with respect to such matter in the manner directed by CMH or the CMH Directors.

ARTICLE IV

BOOKS AND RECORDS; FINANCIAL CONTROLS; FINANCIAL STATEMENTS AND REPORTS; TAX MATTERS

Section 4.01 Financial Year.  The books and records of the JV Companies shall be kept on an accrual basis and the Financial Year of each JV Company for financial accounting and tax purposes, shall be January 1 through December 31.

Section 4.02 Financial Controls; Maintenance of Books and Records.  JVCO shall maintain and shall cause each other JV Company to maintain a system of internal accounting controls sufficient to provide reasonable assurance, and shall keep and shall cause each other JV Company to keep full and complete books of account in a manner that provides reasonable assurance, that:

(i) transactions of the JV Companies are executed in accordance with the general or specific authorization of the Board of Directors or Governing Board or proper officers of the JV Companies, in either case, consistent with the provisions of this Agreement;

(ii) transactions of the JV Companies are recorded in such form and manner as will (i) permit preparation of all required tax returns, including United States federal, state and local, income and franchise tax returns and information returns, if applicable, by the JV Companies and the Shareholders and their Affiliates in accordance with this Agreement and as required by law, (ii) permit preparation of the financial statements of the JV Companies in accordance with both GAAP and Chinese GAAP, and (iii) maintain accountability for the assets of the JV Companies; and

(iii) recorded assets are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

The JV Companies and the Shareholders shall cooperate with the Accountants to assist the Accountants in advising the JV Companies as to the information and controls reasonably necessary to maintain the books of account as provided in this Section 4.02.

At all times during the continuance of the JV, JVCO shall keep and shall cause the other JV Companies to keep all statutory books of account required by the law of the PRC or their jurisdiction of organization.

Section 4.03 Access to Books of Account.  Notwithstanding any other provision of this Agreement (but subject to Section 7.02), each Shareholder shall have the right upon reasonable advance notice at all reasonable times during usual business hours to (a) audit, examine, inspect and/or make copies of the books of account of the JV Companies, (b) visit the facilities of the JV Companies and (c) discuss the affairs of the JV Companies with their officers, employees, attorneys and accountants; provided, however, that such audit, examination and/or visit shall be conducted in such a manner as not to interfere unreasonably with the business of the JV Companies.  Such right may be exercised through any agent or employee of such Shareholder or of any of its Affiliates designated by it or by independent accountants or counsel designated by such Shareholder.  Each Shareholder shall bear all expenses incurred in any examination conducted by it or on its behalf and may share information obtained under this Section 4.03 with its Affiliates and its and their financial and legal advisers and otherwise as permitted by Section 7.02.

Section 4.04 Financial Statements.

(a) Annual Statements.  As soon as practicable following the end of each Financial Year, but in any event within 60 days after the end of the Financial Year, JVCO shall prepare and deliver to each Shareholder an audited consolidated and consolidating balance sheet of the JV Companies as at the end of such Financial Year, and audited consolidated and consolidating statements of income (loss) and cash flows of the JV Companies for such Financial Year, each (i) prepared in accordance with GAAP and Chinese GAAP, and (ii) accompanied by the Accountants’ report thereon.

(b) Quarterly Statements.  As soon as possible following the end of each fiscal quarter, but in any event within such time as may be necessary for each Shareholder and their Affiliates to meet their own financial reporting timetables, JVCO shall prepare and deliver to each Shareholder unaudited consolidated and consolidating statements of income (loss) and cash flows of the JV Companies for such fiscal quarter and for the year to date and an unaudited consolidated and consolidating balance sheet of the JV Companies as of the end of such fiscal quarter in accordance with GAAP and Chinese GAAP.  At such time, JVCO shall also deliver to each Shareholder current forecasts of year-end results of the JV Companies.

(c) Monthly Statements.  As soon as possible following the end of each month, but in any event within such time as may be necessary for each Shareholder and their Affiliates to meet their own financial reporting timetables, JVCO shall prepare and deliver to each Shareholder unaudited consolidated and consolidating statements of income (loss) of the JV Companies for such month together with a reconciliation of actual and budgeted results.

(d) Other Information.  JVCO shall prepare and deliver to each Shareholder such additional financial information and statements as such Shareholder shall from time to time reasonably request, including without limitation such information as such Shareholder or any of its Affiliates may need to comply with applicable securities laws and regulations and/or stock exchange listing requirements, which information and statements shall be delivered as soon as practicable following such request or on such timetable as such Shareholder may reasonably request.

(e) Cooperation.  The JV Companies and Shareholders shall cooperate with the Accountants to assist the Accountants in advising the JV Companies as to the information and controls reasonably necessary to permit the preparation of the JV Companies’ financial statements in both GAAP and Chinese GAAP as provided in paragraphs (a) and (b) above.

Section 4.05 Taxation.

(a) The Shareholders intend that, for United States federal, state and local income and franchise tax purposes, each JV Company shall make, or the Shareholders shall cause to be made, such U.S. tax elections as required with effect as of the date of formation of the joint venture (or, if later, the JV Company) such that each JV Company is treated as a partnership, or other flow-through or disregarded entity (a “disregarded entity”) within the meaning of the Internal Revenue Code of 1986, as amended, and the applicable regulations and rulings thereunder (the “Code”), as and to the extent elected by CMH or the CMH Directors as provided in Section 3.06.  The Shareholders agree to take all reasonable actions and to cause the JV Companies to take all reasonable actions, including the execution of any relevant election forms, as may be reasonably requested by CMH to enable the JV Companies to qualify for and receive such treatment as partnerships, or other flow-through or disregarded entities, as the case may be, for United States federal income tax purposes.  Notwithstanding anything to the contrary herein, if any election directed by CMH pursuant to this Section 4.05(a) results in FSPV having cumulative U.S. federal, state and local income tax liabilities in excess of the liabilities it would have had if no such election were made (treating for this purpose 51% of the tax liability of any JV Company as being imposed on FSPV and netting applicable foreign tax credits against any liability imposed on FSPV or any JV Company) CMH shall indemnify FSPV and its Subsidiaries against any such excess tax liability.  The provisions of Sections 10.02 through 10.06 hereof shall apply to any claim for indemnification pursuant to the immediately preceding sentence.

(b) Except as otherwise provided in this Agreement, all tax elections by the JV Companies shall be determined by the Board of Directors of JVCO by Supermajority Vote except (i) all tax elections for United States tax purposes shall be made by the CMH Directors or (ii) where law provides that the election shall be made by the Shareholders, by the applicable Shareholder.  The JV Companies shall prepare and file or cause to be prepared and filed all tax returns required to be filed by the JV Companies.  The JV Companies shall submit copies of such tax returns to the Shareholders for their review at least 30 days prior to the due date for filing such returns.  Such returns shall be filed only after the Shareholders have had the opportunity to review such returns.

(c) CMH shall be the “Tax Matters Partner” of JVCO within the meaning of Section 6231(a)(7) of the Code, assuming that JVCO is treated as a partnership for United States federal income tax purposes, and shall act in any similar capacity under applicable United States state or local tax law.  The Tax Matters Partner shall exercise its authority as Tax Matters Partner and make all decisions in that capacity in such manner as may be in the best interests of the

Shareholders, after consultation with FSPV as to all significant matters affecting the JV Companies or the Shareholders.

(d) Each Shareholder shall be solely responsible for, and shall indemnify JVCO from and against, any taxes (and related interest, penalties, and additions to tax) imposed upon such Shareholder with respect to its ownership interest in any JV Company, and shall bear any withholding taxes properly payable (and related interest, penalties and additions to tax) that are imposed in connection with dividends and other distributions paid to it by any JV Company.  For the avoidance of doubt, if any governmental taxing authority requires withholding taxes to be paid to a Shareholder or collected on dividends or other distributions paid to such Shareholder by any JV Company, such JV Company shall withhold and properly pay over and report such withholding taxes to the applicable authority, and shall pay the Shareholder the net dividend or distribution amount remaining, and the JV Company shall furnish timely receipts or other official tax certificates showing the amount of withholding taxes paid to the governmental taxing authority with respect to such dividend or other distribution.

(e) JVCO shall prepare and deliver to such Shareholder such additional information and reports as such Shareholder shall from time to time reasonably request, including without limitation such information as such Shareholder or any of its Affiliates may need to comply with applicable tax laws and regulations or otherwise for their tax purposes, which information and reports shall be delivered as soon as practicable following such request or on such timetable as such Shareholder may reasonably request.

ARTICLE V

DISTRIBUTIONS

Section 5.01 General.  All dividends and distributions shall be paid to the Shareholders in proportion to their respective interests in JVCO.

Section 5.02 Mandatory Tax Distributions.  In the event JVCO is to be treated as a partnership or disregarded entity for United States tax purposes, as elected by the CMH Directors, JVCO shall (to the extent it has profits available for distribution within the meaning of Part IIA of the Companies Ordinance or otherwise has funds legally available for distribution) make annual distributions to the Shareholders (in proportion to their respective interests in JVCO) so that the annual amount paid to CMH is not less than CMH’s estimate of the combined federal, state, local and foreign tax obligation of CMH and its Affiliates with respect to CMH’s interest in the JV.  JVCO shall (to the extent it is lawfully able to do so) cause its Subsidiaries to pay such dividends or distributions to JVCO as may be necessary to fund such distributions to the Shareholders.

Section 5.03 Other Distributions.  Unless otherwise determined by the Board of Directors of JVCO, JVCO shall, from time to time (at least annually), distribute to the Shareholders as dividends from funds legally available for distribution to the Shareholders (other than Unapplied Share Purchase Proceeds) the amount by which the Working Capital of the JV Companies determined on a consolidated basis, exceeds the Working Capital Target.  As used herein, the “Working Capital Target” means, as of the time of such dividends, the sum of (i) the

Working Capital requirements of the JV as reasonably determined by the Chief Executive Officer and the Chief Financial Officer, (ii) such additional amount of Working Capital as may be reasonable to retain as a Working Capital cushion as may be reasonably determined by the Chief Executive Officer and the Chief Financial Officer with due regard for the risks and uncertainties of the business of the JV and (iii) the Unapplied Share Purchase Proceeds.

ARTICLE VI

CERTAIN OPERATING MATTERS

Section 6.01 Future Funding of the JV.

(a) It is contemplated that the JV shall meet its capital requirements from its own cash flow and resources to the greatest extent practicable.  In furtherance thereof, the JV Companies shall fund their capital and cash requirements from the following sources in the following order:  (i) first, from the internal cash flow generated by the JV Companies, (ii) second, from unsecured borrowings from Third Parties on a non-recourse basis or on a basis that does not require guarantees or other credit support from either of the Shareholders or their Affiliates, (iii) third, from borrowings secured by assets of the JV, (iv) fourth, from borrowings that require guarantees or other credit support from the Shareholders or joint direct loans (as described below) by the Shareholders (or their Affiliates) and (v) fifth, from capital contributions from the Shareholders or their Affiliates.  The Shareholders shall cooperate with the JV Companies to identify sources of financing and to facilitate such financing; provided, however, that no Shareholder or any Affiliate thereof shall have any right or any obligation to make any capital contribution to, or to subscribe for or purchase any additional shares of, or equity interest in JVCO or any other JV Company or to make any loan or provide any other type of financing to the JV.  In the event the JV Companies are unable to identify lenders that are willing to lend funds to the JV Companies on a basis that does not require guarantees or other credit support from the Shareholders and on terms otherwise acceptable to the JV Companies, JVCO may request credit support from the Shareholders or their Affiliates, in which case the Shareholders (or their Affiliates) shall negotiate in good faith concerning the amount and terms of mutual guarantees that they may be willing to provide to facilitate such financing.  In the event the Shareholders (or their Affiliates) are willing to provide such guarantees and such guarantee is called, the Shareholders (or their Affiliates) shall contribute to the satisfaction of the obligations under such guarantee in proportion to their respective equity interests in JVCO.  Alternatively, the Shareholders (or their Affiliates) may jointly make direct loans to the JV in amounts proportional to their respective equity interests in the JV.  No JV Company shall make any payment to reimburse any Shareholder for any amount paid pursuant to any such guarantee or to repay any joint loan unless such payment is made to both Shareholders in proportion to the amount of their respective loans or payments in respect of such guarantee.  No debt issued to any Person may be convertible into or exchangeable for any shares or other equity interest in any JV Company without the written approval of both Shareholders.

(b) Subject to the Minority Rights Provisions, in the event a Shareholder (the “Proposing Shareholder”) proposes that the JV pursue a business opportunity that requires substantial additional financing that the JV cannot meet in reliance solely on its own resources, the Proposing Shareholder or its Affiliates are willing to provide its pro rata share of such financing and the other Shareholder (the “Non-Proposing Shareholder”) and/or its Affiliates do not agree to provide (with the Proposing Shareholder or its Affiliates) either a pro rata guarantee of the borrowings by the JV to pursue such opportunity or its pro rata share of debt or equity financing in respect of such business opportunity, the Proposing Shareholder may provide such guarantees and financing at its own risk, and the Parties shall discuss in good faith the terms, if any, on which the Proposing Shareholder may be permitted to guarantee or provide such financing unilaterally.  The Non-Proposing Shareholder shall give good faith consideration to such proposed terms, but the Non-Proposing Shareholder and its Affiliates shall have no obligation to agree to any such proposal or terms that are not reasonably satisfactory to them.  Any such unilateral guarantee or financing shall be subject to the approval requirements set forth in Section 3.15.

Section 6.02 Insurance and Indemnification.  Each JV Company shall maintain general liability and other insurance in such amounts, with such deductibles and against such risks as may be customary for companies engaged in the businesses conducted by the JV.  Unless otherwise agreed by the Shareholders, JVCO and the other JV Companies shall maintain directors and officers insurance for the benefit of their directors and officers.  JVCO and each JV Company that is a direct or indirect wholly-owned Subsidiary of JVCO shall amend its Charter Documents to provide for the indemnification to the full extent permitted by applicable Law of its directors and officers against claims and liabilities that may be asserted against them in their capacities as directors and officers, including advancement of expenses.

Section 6.03 JV Funds.  The JV Companies shall not commingle their funds with those of any other Person (other than another JV Company).  If either Shareholder or any of such Shareholder’s Affiliates receives any funds to which any JV Company is entitled, such funds shall promptly (and, in any event, within five (5) Business Days following receipt) be remitted to the applicable JV Company and deposited in the bank account of the applicable JV Company.

Section 6.04 Corporate Integrity.  JVCO shall develop and implement and shall cause the other JV Companies to develop and implement policies and procedures for (i) addressing transactions or other situations that may be generally characterized as a “conflict of interest” and (ii) complying with applicable Law relating to (A) the use of any JV funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from JV funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder, (D) money laundering statutes of applicable jurisdictions and the regulations thereunder and any related or similar rules, regulations or guidelines, (E) statutes, rules and regulations relating to trade sanctions, and (E) the receipt of any illegal discounts or rebates or any other violation of the antitrust Laws.

Section 6.05 Management Incentives.  Promptly following the date of this Agreement, the Board of Directors of JVCO shall meet to develop a plan to provide equity incentives to certain individuals (some designated by the CMH Directors and some designated by the FSPV Directors) who will serve the JV, which equity incentives may include grants of phantom or actual equity interests in the JV and which will vest (i) only upon an initial public offering of JVCO or any successor (which shall include a listing of interests of JVCO on the Hong Kong,

Shanghai or similar Stock Exchange, any U.S. national securities exchange or any similar listing); a merger, consolidation, stock sale or similar transaction resulting in a change in control; or a sale of substantially all of the assets of the JV and (ii) provided that such person was employed by or provided services to the JV at least one year prior to the first closing of such offering or sale event.  The grants will be payable in the form of restricted stock or cash as agreed by the parties in advance.

Section 6.06 Entrustment Arrangement.  The Parties hereto recognize and acknowledge that pursuant to the Entrustment Agreements, Fosun Pharma and Shanghai Chuangxin have entrusted the management of Shanghai Chuangxin to Old BVI, including the full power and authority with respect to, and the full responsibility for, managing and operating Shanghai Chuangxin, including without limitation the right, power and authority to exercise all rights, powers and authority of Shanghai Chuangxin with respect to its equity interests in Shanghai Chuangxin’s Subsidiaries, including the right, power and authority to (A) convene shareholders’ meetings of the Subsidiaries and sign resolutions relating to such meetings, (B) appoint, remove and terminate members of the board of directors, the general manager and any managing director of each Subsidiary, (C) appoint, remove and terminate the supervisors (of the board of directors) of each Subsidiary and elect the chairman of the board of directors or other appropriate person as the authorized legal representative of each Subsidiary, and (D) vote, transfer, sell, pledge or otherwise dispose of or encumber Shanghai Chuangxin’s equity interest in each Subsidiary and to adopt (and direct the adoption of) shareholder resolutions and other actions of the shareholder of each of such Subsidiaries.  Each Subsidiary of Shanghai Chuangxin hereby agrees to observe and recognize, and agrees that it shall not in any way contest or interfere with, the exercise of, such rights, powers and authority of Old BVI.

ARTICLE VII

STRATEGIC COMMITMENT AND CONFIDENTIALITY

Section 7.01 Strategic Commitment.  It is the intent of the Shareholders that the JV represent their sole vehicle for the pursuit of their respective medical products businesses.  Accordingly, each Shareholder agrees that it shall be subject to, and bound by, the following provisions:

(a) Competitive Activities.  No Shareholder shall, directly or indirectly (including through any of its Affiliates), engage in any Competitive Activities (as defined below); and each Shareholder shall cause its Affiliates to comply with such restriction.  As used herein, “Competitive Activities” means (i) the manufacture, marketing, distribution, sale or servicing of medical equipment or any other business included in the definition of “Business” in this Agreement, (ii) the conduct of any business competitive with the any business conducted by any JV Company as of the date of this Agreement, and (iii) any business that would violate or conflict with any non-competition provision contained in any contract with any customer or client of the JV (including any contract with any company whose products the JV will sell or distribute).

(b) Divestiture Obligations upon Business Combination Transactions; Right of First Negotiation.  The provisions of Section 7.01(a) shall not, to the extent otherwise applicable,

prevent (i) any Shareholder (or any of its Affiliates) from acquiring (A) a Controlling interest in any other Person engaged, directly or indirectly, in Competitive Activities (including by means of a consolidation or merger with or into another Person engaged directly or indirectly, in Competitive Activities, as a result of which merger or consolidation, at least a majority of the combined voting power of the voting securities (or equivalent) of the surviving entity after such merger or consolidation is held, in the aggregate, by the holders of the voting securities (or equivalent) of such Shareholder (or Affiliate) immediately prior to such merger or consolidation) or (B) assets of a business or division engaged, directly or indirectly, in Competitive Activities or (ii) a Third Party engaged, directly or indirectly, in Competitive Activities from acquiring a Controlling interest in any Shareholder or controlling Affiliate of a Shareholder (including by means of a consolidation or merger with or into another Person engaged directly or indirectly, in Competitive Activities, as a result of which merger or consolidation, at least a majority of the combined voting power of the voting securities (or equivalent) of the surviving entity after such merger or consolidation is held, in the aggregate, by the holders of the voting securities (or equivalent) of such Third Party immediately prior to such merger or consolidation) (the foregoing (i) and (i), collectively, a “Business Combination Transaction”); provided, that such Shareholder or its Affiliate or such acquiring Third Party, as applicable divests (a “Divestiture”) the Competitive Activities (the “Divestiture Assets”) within one (1) year (which one year period shall be tolled during the Exclusive Negotiation Period, if any) after such Business Combination Transaction and otherwise complies with the provisions of this Section 7.01, except that the Shareholder (or Affiliate) or acquiring Third Party involved in such Business Combination Transaction shall be relieved of such Divestiture obligation if, prior to the expiration of such one year period, such Shareholder (and its Affiliates) ceases to be a Shareholder hereunder.  Within ten (10) days after the closing of a Business Combination Transaction which is permitted subject to a Divestiture pursuant to this Section 7.01(b), the Shareholder involved in (or Affiliated with the Person involved in) such Business Combination Transaction (the “Affected Shareholder”) shall provide written notice to the other Shareholder of such Business Combination Transaction, offering JVCO the first right to negotiate to purchase the Divestiture Assets on terms that are mutually satisfactory.  If such offer of negotiation is accepted, for a period of sixty (60) days following such notice (the “Exclusive Negotiation Period”), the Affected Shareholder shall negotiate in good faith exclusively with the other Shareholder (which period shall be extended for up to an additional thirty (30) days in the event that the Parties are making substantial progress toward completion of the terms of a binding agreement) on behalf of JVCO regarding the sale of the Divestiture Assets to a JV Company.  If such other Shareholder notifies the Affected Shareholder that it is not interested in entering into such negotiations or if no agreement for the sale of the Divestiture Assets to the JV is reached during the Exclusive Negotiation Period, the Affected Shareholder shall be free to negotiate with any other Person or Persons and to consummate, in one or more transactions, the Divestiture.

(c) Exceptions.  The provisions of Section 7.01(a) shall not prevent or restrict (i) FSPV and its Affiliates from continuing to conduct their existing business of selling diagnostic medical reagents as and to the extent conducted as of the date of this Agreement (the “Fosun Excluded Business”) and (ii) either Shareholder or its Affiliates (together as a group) from making one (and no more than one) fully passive investment (which for this purpose excludes any investment carrying voting powers or voting rights) in an entity engaged in Competitive Activities in an aggregate amount representing less than US$25 million and representing less than 25% of the outstanding equity of the entity conducting such Competitive

Activities provided that it was not reasonably foreseeable at the time of the acquisition of such fully passive interest that such entity would be engaged in Competitive Activities.  Notwithstanding the foregoing, any Business Combination Transaction involving FSPV or any of its Affiliates that expands the Fosun Excluded Business shall be subject to the requirements of Section 7.01(b).

Section 7.02 Confidentiality.

(a) Non-Disclosure and Non-Use.  For so long as a Shareholder (or any of its Affiliates) remains a Shareholder in JVCO or otherwise holds an interest in the JV, each Shareholder hereby agrees to keep confidential and not to reveal to any other Person or use, and to cause its Affiliates, and the officers, directors, employees, agents and representatives of it and its Affiliates, to keep confidential and not to reveal to any other Person or use, any confidential documents, trade secrets, secret processes or methods, or other confidential information concerning, relating to the JV or its business (collectively, the “JV Information”), except for such JV Information that (i) is generally available to the public (other than as a result of a breach by such Shareholder or its Affiliates of this Section 7.02), (ii) is obtained from a Third Party that is not known by such Shareholder or its Affiliates to be prohibited from disclosing such JV Information, (iii) is independently developed by such Shareholder or its Affiliates without violating any of its obligations under this Section 7.02, (iv) after notice to the other Shareholder and an opportunity to contest, such Shareholder or its Affiliate is required to disclose under any applicable Law or under subpoena or other legal process or (v) is required to be disclosed for the purpose of enforcing any Joint Venture Document.

(b) Internal Controls.  The Shareholders and their respective Affiliates shall establish appropriate internal controls on the provision and use of information so as to ensure compliance with Section 7.02.

(c) Publicity.  Nothing in this Section 7.02 shall prevent a Shareholder or any of its Affiliates from issuing any public release of generalized information concerning the JV or the transactions contemplated hereby to the extent required by such Party’s or any of its corporate parents’ normal corporate disclosure policy, including, disclosures required by law or the rules or regulations of any securities exchange (or inter-dealer quotation system) or Governmental Authority; provided, however, that prior to any such disclosure, such Shareholder shall use reasonable efforts to give advance notice to the other Shareholder of the timing and content of such disclosure.  Notwithstanding the foregoing, CMH and its Affiliates may disclose without any limitation such Party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party, and all materials that are provided to it relating to such tax treatment or tax structure.

Section 7.03 No Solicitation; No Hire.  The JV Companies shall not solicit (directly or indirectly) or knowingly hire any person who was employed by any Shareholder or its Affiliates, without the written consent of such Shareholder; and, except as provided in Section 5.06 of the Formation Agreement, no Shareholder shall solicit (directly or indirectly) or knowingly hire any person who was employed by the other Shareholder or its Affiliates, without the written consent of such Shareholder.

ARTICLE VIII

TRANSFERS OF SHARES

Section 8.01 General Prohibition.  No Shareholder shall Transfer all or any part of its interest in the JV, except for a Transfer consented to in writing by the other Shareholder in its sole discretion.  Under no circumstances may a Shareholder make a Transfer of all or any part of its interest in the JV if such Transfer would result in a breach of the non-competition provisions set forth in Section 7.01.  As used herein, “Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation, or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and the terms “Transferred”, “Transferring”, “Transferor” and “Transferee” have meanings correlative to the foregoing.  Each certificate evidencing shares in JVCO shall bear a conspicuous legend providing notice of the restrictions contained in this Agreement.

Section 8.02 Other Conditions to Transfer.  In the event any Shareholder (the “Transferring Shareholder” is permitted to transfer all or any part of its interest in the JV as provided above, the other Shareholder (the “Non-Transferring Shareholder”) shall have the right to require the Person purchasing such interest (the “Acquiror”) to also purchase the entire interest of the Non-Transferring Shareholder in the JV on the same terms and conditions as the Transferring Shareholder transfers its interest in the JV to the Acquiror.  In the event of a Transfer by the Transferring Shareholder and the Non-Transferring Shareholder does not exercise its right to require the Acquiror to purchase the Non-Transferring Shareholder’s interest in the JV, the Acquiror shall agree as a condition to the effectiveness of such Transfer in a written agreement in form and substance satisfactory to the Non-Transferring Shareholder (an executed copy of which shall be delivered to the Non-Transferring Shareholder) to assume and agree to be bound by the obligations of the Transferring Shareholder set forth in this Agreement.  No assignment by any Party shall relieve such Party from any of its obligations hereunder.

Section 8.03 Termination in Connection with an IPO.  In the event JVCO consummates an initial public offering, the foregoing restrictions on transfer (other than restrictions on transfers to persons that would result in a violation of the non-competition provisions if such person, together with its affiliates, would own more than10% of the outstanding shares of JVCO) shall terminate.  However, each Shareholder shall, if requested by the managing underwriter of such public offering, agree with such managing underwriter not to sell or otherwise transfer any of its shares in JVCO for a period of up to 180 days (as requested by the managing underwriter) following the effective date of such initial public offering (or, if applicable, the effective date of a registration statement with respect to such public offering) and will comply with the relevant requirements of the rules and regulations of the stock exchange upon which such initial public offering is effected relating to the disposition of shares by the Shareholders.

Section 8.04 Termination of Restrictions in the Event of Material Breach.  In the event (i) any Shareholder or any of its Affiliates (collectively, the “Breaching Shareholder”) materially breaches any of its obligations under any of the Transaction Agreements (which for this purpose shall include a breach of the non-competition provisions set forth in Section 7.01) of this Agreement) (other than a breach of the Chuangxin Share Transfer Agreement occurring after the Closing (as defined therein), exclusive of breaches of Section 5.05 thereof) and such material breach is not cured within one hundred twenty (120) days following the receipt by such Shareholder or Affiliate of written notice of such breach or (ii) any party to any Transaction Agreement becomes insolvent or is the subject of a Bankruptcy Proceeding, then the other Shareholder (the “Non-Breaching Shareholder”) shall have (in addition to such other rights and remedies that the Non-Breaching Shareholder may have under this Agreement, any other Transaction Agreement or at law or in equity) the right to Transfer all or any part of its interest in the JV to any other Person free and clear of any of the contractual restrictions set forth in this Article VIII.  Each Shareholder hereby waives any pre-emptive or other right it may have to acquire such interest that it may have by law or otherwise with respect to a Transfer made pursuant to this Section 8.04; provided, however that prior to making any such Transfer the Non-Breaching Shareholder seeking to effect such Transfer shall notify the Breaching Shareholder of its intent to make a Transfer and shall for a period of not less than sixty (60) days following such notice engage in good faith negotiations with the Breaching Shareholder with respect to the sale of such interest to the Breaching Shareholder.  In the event the Non-Breaching Shareholder and the Breaching Shareholder do not enter into a written agreement with respect to such sale within such sixty-day period, the Non-Breaching Shareholder may effect a Transfer of such interest without any further limitation or restriction.

ARTICLE IX

DISSOLUTION AND TERMINATION

Section 9.01 Waiver of Right of Dissolution, Etc.  Each Shareholder hereby waives, to the extent permitted by applicable Law, any right to cause the termination, liquidation (except as provided in Section 3.09) or dissolution of JVCO under the Companies Ordinance.

Section 9.02 Termination of This Agreement.  This Agreement may be terminated in its entirety (subject to Section 9.03) at any time by the mutual written consent of the Parties hereto.

Section 9.03 Effect of Termination; Survival.  Unless agreed otherwise, in the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and no Party shall be obligated to continue to perform under this Agreement; provided, however, that (i) nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred before such termination and (ii) the terms of Article IV, Section 7.02, Article X, and Article XI (and any other provision of this Agreement that by its terms is intended to survive) shall survive any such termination.

ARTICLE X

INDEMNIFICATION; REMEDIES; LIMITATION OF LIABILITY; DISPUTE RESOLUTION; ARBITRATION

Section 10.01 Indemnification.

(a) CMH agrees to indemnify and hold harmless FSPV and JVCO, each Person who controls FSPV, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 10.01(e) below) and expenses (including attorneys’ fees and disbursements) actually suffered or incurred (net of any insurance recovery) (collectively, “Loss”) arising out of or resulting from any breach of this Agreement by CMH.

(b) FSPV agrees to indemnify and hold harmless CMH and JVCO, each Person who controls CMH and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from any breach of this Agreement by FSPV.

(c) JVCO agrees to indemnify and hold harmless CMH, FSPV, each Person who controls CMH or FSPV and each of the respective officers, directors, employees, agents and Affiliates of any of the foregoing in their respective capacities as such, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from any breach of this Agreement by JVCO.

(d) Subject to Section 10.01(e), a Party obligated to provide indemnification under this Section 10.01 (an “Indemnifying Party”) shall reimburse the indemnified parties of the applicable other Party (each an “Indemnified Party”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto.  It is understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties.

(e) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10.01 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such Indemnifying Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party by an unrelated Third Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense, it being understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties).  If the Indemnifying Party assumes and conducts the defense as provided in the previous sentence, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(f) The obligations of the Indemnifying Party under this Section 10.01 shall survive the closing or termination of this Agreement and the transactions contemplated hereby.  The agreements contained in this Section 10.01 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise.

(g) The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 10.01 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim; provided that the amount of any Losses incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit received by the Indemnified Party in respect of such Losses, and provided, further, that any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, contractual obligation or agreement.

Section 10.02 Dispute Resolution.  Subject to Section 10.04 and Section 10.05 hereof, in the event any dispute, controversy or claim arises out of or relating to any provision of this Agreement or the transactions contemplated hereby, any Party may notify the applicable other Party or Parties in writing that a dispute, controversy or claim exists and that it is prepared to negotiate a resolution of such dispute, controversy or claim.  In the event a Party delivers such notice the applicable Parties shall first attempt to resolve the dispute, controversy or claim by good faith negotiation.  In the event that the Parties are unable to resolve such dispute, controversy or claim within sixty (60) days after the delivery of such notice, any Party may submit any such dispute, controversy or claim (including the obligation to arbitrate disputes), for final resolution by arbitration pursuant to Section 10.03 below.

Section 10.03 Arbitration.

(a) Subject to Sections 10.02, 10.04 and 10.05, any dispute, controversy or claim arising out of or related to this Agreement or the transactions contemplated hereby (including the obligation to arbitrate disputes), shall be resolved by arbitration under the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL”) as modified by this Section 10.03, which rules in force at the time of arbitration (the “UNCITRAL Rules”) are deemed to be incorporated into this Section.  The Hong Kong International Arbitration Centre (“HKIAC”) shall be the appointing authority under the UNCITRAL Rules, and the HKIAC schedule of fees and costs shall apply.

(b) The seat or legal place of arbitration shall be Hong Kong; provided, that the arbitrators may at their discretion hold hearings in mainland China or such other locations as they may deem appropriate.  Such arbitration shall be conducted in the English language (or if the parties agree, both English and Chinese).  Unless the parties otherwise agree, all documents shall be translated into English at the expense of the party presenting the documents.  Neither party shall be required to give general discovery of documents but may be required to produce specific, identified documents that are relevant to the dispute.

(c) The arbitral tribunal shall be composed of three impartial and independent arbitrators who are not citizens or residents of the PRC or the United States:  one selected by the claimant(s) and one selected by the respondent(s) and the third selected by the other two party-selected arbitrators, or, if the other two party-selected arbitrators are unable to agree, by HKIAC, with such third arbitrator being the presiding arbitrator.  The arbitral tribunal may, in addition to any other powers conferred by the UNCITRAL Rules: (i) enjoin a party from performing any act prohibited, or compel a party to perform any act required, by the terms of this Agreement; (ii) where, and only where, a violation of this Agreement has been found, shorten or lengthen any time period established by this Agreement; and (iii) order such other legal or equitable relief as the arbitral tribunal deems appropriate.  The arbitral tribunal shall not be empowered to award, and the Parties to this Agreement hereby waive the right to claim, consequential or punitive damages.  The arbitrators shall render findings of fact and conclusions of law and a written award setting forth the basis and reasons for any decision rendered.

(d) All awards and decisions of the arbitral tribunal shall be final and binding on the parties to such arbitration, their Affiliates and JVCO and its Subsidiaries (including the Contributed Companies) and may not be appealed.  Judgment upon any award of the arbitral tribunal may be entered in any court of competent jurisdiction.  In connection with any arbitration hereunder or the enforcement of any award rendered pursuant thereto, the Parties hereby waive all defenses based on the general invalidity or unenforceability of this Agreement or this Article X.

(e) The arbitration proceeding shall be confidential and the arbitral tribunal may issue appropriate protective orders to safeguard the Parties’ confidential information.  Except as required by law, no Party shall make (or instruct any arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitral tribunal without the prior written consent of the other Parties.  The existence of any dispute submitted to arbitration, any evidence submitted, and the award of the arbitral tribunal, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

Section 10.04 Third Party Action.  If a Third Party initiates a claim of any nature in any court against any of the Parties arising out of or relating to any provision of this Agreement, the Parties agree that, as to such claim, the Party so named in such court proceeding may implead or otherwise join any of the remaining Parties in that proceeding, and that the existence of Sections 10.02 and 10.03 hereof (and the remedies prescribed thereunder) shall not act as a defense or bar to such impleader or joinder.

Section 10.05 Remedies.  Except as set forth in this Article X, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.06 No Consequential or Punitive Damages.  Except for breaches of the Entrustment Agreements, no Party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty, covenant or contractual obligation set forth in this Agreement; nor shall any Party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.02 Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Fosun Pharma (and/or any of its Affiliates) and Chindex (and/or any of its Affiliates) with respect to the subject matter hereof and thereof, except that Section 5.03 of the Stock Purchase Agreement dated June 14, 2010 between Fosun Industrial Co., Limited, Fosun Pharma and Chindex shall remain in full force and effect and is not superseded hereby.

Section 11.03 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.03):

If to CMH or any Chindex Contribute Company (as defined in the Formation Agreement):

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary
Facsimile: 310-215-7777

With a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention:  Gary J. Simon
Facsimile:  212-422-4726

If to FSPV or any Entrusted Company:

Fosun Industrial Co., Limited
Room 808
ICBC Tower
3 Garden Road
Hong Kong, China
Facsimile: (86) 021-63325080

With a copy to:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010,
P.R. China
Attention:  Ding Xiaojun
Facsimile:  (86) 021-63325080

If to JVCO:

To the registered office of JVCO in Hong Kong

With copies to:

Chindex (at the address specified in or pursuant to this Section 11.03)

and

Fosun Pharma (at the address specified in or pursuant to this Section 11.03)

Section 11.04 Assignment; Binding Effect.  This Agreement may not be assigned without the express written consent of the other Parties (not to be unreasonably withheld, delayed or conditioned) and compliance with the following two sentences (as applicable); and any such assignment or attempted assignment without such consent or compliance shall be void.  In the event of any permitted assignment by FSPV, the assignee shall agree as a condition to the effectiveness of such assignment in a written agreement in form and substance satisfactory to CMH (an executed copy of which shall be delivered to CMH) to assume and agree to be bound by the obligations of FSPV set forth in this Agreement.  In the event of any permitted assignment by CMH, the assignee shall agree as a condition to the effectiveness of such assignment in a written agreement in form and substance satisfactory to FSPV (an executed copy of which shall be delivered to FSPV) to assume and agree to be bound by the obligations of CMH set forth in this Agreement.  No assignment by any Party shall relieve such Party from any of its obligations hereunder.

Section 11.05 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

Section 11.06 Waiver.  Any Party may (for itself but not for or on behalf of any other Party) (i) extend the time for the performance of any of the obligations or other acts of any other Party, or (ii) waive compliance with any of the agreements of any other Party; provided that any waiver by JVCO must be approved by a Supermajority Vote of the Board of Directors or approved by both CMH and FSPV.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party that is giving the waiver.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.07 No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 11.08 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of Laws of the State of New York or any other jurisdiction.  For clarity, nothing in this Section 11.08 shall obviate any requirement that any JV Company comply with the substantive laws of its jurisdiction of formation or the jurisdictions in which it operates, including, e.g., the Companies Ordinance, except to the extent such law permits any provisions thereof to be waived or the application thereof to be modified by agreement of the Parties or by amendment of their Constitutional Documents.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 11.10 Absence of Presumption.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties hereto (or any court or arbitral tribunal) desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINDEX MEDICAL LIMITED

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

CHINDEX MEDICAL HOLDINGS (BVI) LIMITED

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

AMPLE UP LIMITED (能悦有限公司)

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

CHINDEX EXPORT LIMITED

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

[Joint Venture Governance and Shareholders Agreement Signature Page]

SHANGHAI TECHNOLOGY INNOVATION CO., LTD. (上海创新科技有限公司)

	By:	/s/ Ding Xiaojun
		Name:	Ding Xiaojun
		Title:	Legal Representative

(Chop)

CHINDEX ASIA HOLDINGS

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

CHINDEX EXPORT MEDICAL PRODUCTS, LLC

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	President

CHINDEX CHINA-EXPORT GMBH

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Managing Director

[Joint Venture Governance and Shareholders Agreement Signature Page]

CHINDEX HONG KONG LIMITED

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Director

HUAIYIN MEDICAL DEVICES CO., LTD. (淮阴医疗器械有限公司)

By:	/s/ Ding Xiaojun
	Name:	Ding Xiaojun
	Title:	Legal Representative

SHANGHAI TRANSFUSION TECHNOLOGY CO., LTD. (上海输血技术有限公司)

	By:	/s/ Ding Xiaojun
		Name:	Ding Xiaojun
		Title:	Legal Representative

(Chop)

SHANGHAI FOSHION DENTAL TECHNOLOGY CO., LTD. (上海复技医疗器械有限公司)

	By:	/s/ Ding Xiaojun
		Name:	Ding Xiaojun
		Title:	Legal Representative

(Chop)

[Joint Venture Governance and Shareholders Agreement Signature Page]

SHANGHAI FOSUN MEDICAL SYSTEM CO., LTD. (上海复星医疗系统有限公司)

	By:	/s/ Ding Xiaojun
		Name:	Ding Xiaojun
		Title:	Legal Representative

(Chop)

CHINDEX (BEIJING) INTERNATIONAL TRADE CO., LTD (美中互利（北京）国际贸易有限公司)

	By:	/s/ Lawrence Pemble
		Name:	Lawrence Pemble
		Title:	Director

(Chop)

CHINDEX SHANGHAI INT’L TRADING CO., LTD (CHINA) (谦达国际贸易（上海）有限公司)

	By:	/s/ Lawrence Pemble
		Name:	Lawrence Pemble
		Title:	Director

(Chop)

[Joint Venture Governance and Shareholders Agreement Signature Page]

CHINDEX TIANJIN INT’L TRADING CO., LTD (CHINA) (清达互利国际贸易（天津）有限公司)

	By:	/s/ Roberta Lipson
		Name:	Roberta Lipson
		Title:	Director

(Chop)

[Joint Venture Governance and Shareholders Agreement Signature Page]